UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. __ )

Filed by the Registrant ☒              Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CarMax, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

CARMAX, INC.

CARMAX
Integrity
Value
Selection
Customer Service

Dear Fellow CarMax Shareholders:

I am pleased to invite you to attend the 2017 annual meeting of CarMax, Inc. shareholders, which will be held on Monday, June 26, 2017, in Richmond, Virginia. The attached notice of annual meeting and proxy statement are your guides to the meeting.

This year we underwent an important leadership transition. As part of our announced management succession plan, I retired as chief executive officer of CarMax and Bill Nash was named CarMax’s new chief executive officer. Following my retirement I became non-executive chair of the board of directors and our previous chair, Bill Tiefel, was named lead independent director. We believe this leadership structure best positions CarMax to execute our strategic goals, while maintaining strong independent leadership in the boardroom.

Another important step we’ve taken is to add two new independent directors, John T. Standley and Sona Chawla. Their experiences will bring valuable insights to our business and support our strong commitment to growth and the CarMax customer experience. Our proxy statement includes more information about Mr. Standley, Ms. Chawla and our continuing directors nominated for election at the 2017 annual meeting.
We are once again providing live audio coverage of the annual meeting from the CarMax investor relations website at investors.carmax.com. A replay of the annual meeting will be available on this website after the meeting. We also are pleased to furnish proxy materials to shareholders primarily over the internet. On or about May 5, 2017, we mailed our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and annual report and to vote online. Internet distribution of our proxy materials expedites receipt by shareholders, lowers the cost of the annual meeting, and conserves natural resources. However, if you would prefer to receive paper copies of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials.

Whether or not you will be attending the annual meeting, your vote is very important to us. I encourage you to cast your ballot by internet, by telephone, by mail (if you request a paper copy) or in person at the annual meeting.

On behalf of the Board of Directors, I would like to thank you for your continued trust in CarMax. I look forward to seeing you at the annual meeting.

Sincerely,

Thomas J. Folliard
Chair of the Board of Directors
May 5, 2017

NOTICE OF 2017 ANNUAL MEETING OF SHAREHOLDERS

When:	Monday, June 26, 2017, at 1:00 p.m. Eastern Time
Where:	Hilton Richmond Hotel, Short Pump 12042 West Broad Street Richmond, VA 23233
Items of Business:	(1)	To elect the thirteen directors named in the proxy statement to our Board of Directors.
	(2)	To ratify the appointment of KPMG LLP as our independent registered public accounting firm.
	(3)	To vote on an advisory resolution to approve the compensation of our named executive officers.
	(4)	To vote, on an advisory basis, on the frequency of future advisory resolutions to approve the compensation of our named executive officers.
	(5)	To approve the CarMax, Inc. Annual Performance-Based Bonus Plan, as amended and restated.
	(6)	To vote on the shareholder proposal for a report on political contributions, if properly presented at the meeting.
	(7)	To transact any other business that may properly come before the annual meeting or any postponements or adjournments thereof.
Who May Vote:	You may vote if you owned CarMax common stock at the close of business on April 21, 2017.

By order of the Board of Directors,

Eric M. Margolin
Executive Vice President,
General Counsel and Corporate Secretary
May 5, 2017

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. For more complete information, please review this entire proxy statement and CarMax’s Annual Report on Form 10-K for the year ended February 28, 2017.

Fiscal 2017 Results

We again grew revenue and earnings for our fiscal year. Annual highlights included the following:

Store Growth	We opened 15 stores in fiscal 2017. We currently plan to open 15 stores in fiscal 2018 and between 13 and 16 stores in fiscal 2019.
Revenues/Earnings
We achieved top and bottom-line growth. Net sales and operating revenues increased 4.8% to $15.88 billion, while net earnings rose 0.6% to $627.0 million and net earnings per diluted share increased 7.6% to $3.26.

Units	Total used unit sales increased 8.3% and comparable store used unit sales increased 4.3%. Total wholesale unit sales declined 0.7%.
CarMax Auto Finance	CarMax Auto Finance (“CAF”) finished the year with income of $369.0 million, a decrease of 5.9% over the prior year.
Share Repurchases	We continued our share repurchase program in fiscal 2017, buying back 10.3 million shares with a market value of $557.7 million.
Thirteenth Year on Fortune “Best Companies” List	We were named by Fortune magazine as one of its “100 Best Companies to Work For” for the thirteenth year in a row.

Corporate Governance Highlights

MANAGEMENT AND BOARD TRANSITION

In 2016, as the culmination of a multi-year succession plan overseen by the Board, William D. Nash replaced Thomas J. Folliard as our Chief Executive Officer on Mr. Folliard’s retirement. Mr. Nash was also named to our Board of Directors. Mr. Folliard was named non-executive chair of the Board while our previous independent chair, William R. Tiefel, was named lead independent director. Additional information about our board leadership structure can be found on page 15.

KEY GOVERNANCE POLICIES

● Annual election of all directors	● Majority voting for directors
● Substantial majority of directors are independent (12 of 14)	● Proxy access adopted in 2015
● Four new independent directors since 2015	● Annual “say on pay” vote
● Shareholder rights plan expired in 2012 and was not renewed	● Board oversight of risk management program

Annual Meeting of Shareholders

When	Monday, June 26, 2017, at 1:00 p.m., Eastern Time
Where	Hilton Richmond Hotel, Short Pump 12042 West Broad Street Richmond, VA 23233
Who May Attend	All shareholders as of the record date may attend the meeting.
Record Date	April 21, 2017
Live Audio Webcast	Available at investors.carmax.com

Voting Matters and Board Recommendations

Agenda Item		Board Recommendation	Page of Proxy Statement

1.	Election of Thirteen Directors	FOR each Director nominee	6
2.	Ratification of Auditors	FOR	22
3.	Advisory Approval of Executive Compensation	FOR	25
4.	Advisory Approval of Frequency of Future Executive Compensation Advisory Approvals	ANNUAL advisory votes	60
5.	Approval of Amended and Restated Annual Performance-Based Bonus Plan	FOR	61
6.	Shareholder Proposal for a Report on Political Contributions	AGAINST	64

Proposal One:
Election of Directors

We are asking you to vote “FOR” the following candidates for election to our Board of Directors.

Nominee	Age	Director Since	Independent	Principal Occupation	Committee Membership
Ronald E. Blaylock	57	2007	Yes	Founder and Managing Partner of GenNx360 Capital Partners, a private-equity buyout fund	Compensation and Personnel
Sona Chawla	49	2017	Yes	Chief Operating Officer of Kohl's Corporation	Audit
Alan B. Colberg	55	2015	Yes	President and Chief Executive Officer of Assurant, Inc., a provider of diverse insurance products and related services	Nominating and Governance

Thomas J. Folliard	52	2006	No	Non-Executive Chair of the Board, CarMax, Inc. and Retired President and Chief Executive Officer of CarMax, Inc.	N/A
Jeffrey E. Garten	70	2002	Yes	Dean Emeritus, Yale School of Management	Nominating and Governance
Shira Goodman	56	2007	Yes	President and Chief Executive Officer of Staples, Inc.	Compensation and Personnel
W. Robert Grafton	76	2003	Yes	Retired Managing Partner-Chief Executive, Andersen Worldwide S.C.	Compensation and Personnel
Edgar H. Grubb	77	2007	Yes	Retired Executive Vice President and Chief Financial Officer of Transamerica Corporation, a leading insurance and financial services company	Nominating and Governance
William D. Nash	48	2016	No	President and Chief Executive Officer of CarMax, Inc.	N/A
Marcella Shinder	50	2015	Yes	Chief Marketing Officer, Work Market Inc., a leading provider of advanced labor automation technology	Audit
John T. Standley	54	2016	Yes	Chairman and Chief Executive Officer of Rite Aid Corporation	Audit
Mitchell D. Steenrod	50	2011	Yes	Senior Vice President and Chief Financial Officer of Pilot Travel Centers LLC, the nation’s largest operator of travel centers and truck stops	Audit
William R. Tiefel	83	2002	Yes	Lead Independent Director of CarMax, Inc., retired Vice Chairman of Marriott International, Inc. and Chairman Emeritus of The Ritz-Carlton Hotel Company, LLC	Compensation and Personnel

Proposal Two:
Ratification of Auditors

We are asking you to ratify the appointment by the Audit Committee of KPMG LLP (“KPMG”) as our independent auditors for fiscal 2018. The following table summarizes the fees billed by KPMG for fiscal 2017 and 2016.

	Audit Fees	Audit-Related Fees	Tax Fees	Total Fees
Fiscal 2017	$1,726,450	$440,000	$155,350	$2,321,800
Fiscal 2016	$1,591,134	$417,000	$266,822	$2,274,956

Proposal Three:
Executive Compensation

We are asking you to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement. At our last two annual meetings, a significant majority of our shareholders supported our executive compensation program, with more than 96% and 97% of votes cast in 2016 and 2015, respectively, voting in favor of our program.

We design our compensation plans to tie pay to performance. The following chart illustrates the relationship over the last three fiscal years between our net earnings and the total direct compensation (base salary, annual incentive bonus and long-term equity grants) paid to our Chief Executive Officer (“CEO”). The total direct compensation shown below for fiscal 2015 and 2016 is the total direct compensation paid to our former CEO, Mr. Folliard. For purposes of this comparison, the fiscal 2017 compensation below represents the annual base salary and target annual incentive bonus approved for Mr. Nash on his promotion in September 2016, as well as all long-term equity grants to Mr. Nash during fiscal 2017. Mr. Nash’s actual total direct compensation for fiscal 2017 equaled $6,344,501.

Net Earnings and CEO Total Direct Compensation

You will find additional information on our executive compensation program beginning on page 26.

Proposal Four:
Frequency of Future Executive Compensation Advisory Approvals

We have held advisory votes on our executive compensation each year since our 2011 annual meeting, and are asking you to approve, on an advisory basis, continuing to hold executive compensation advisory votes annually. This non-binding vote is commonly referred to as a “Say-on-Frequency” vote and you may vote to hold future advisory votes on our executive compensation every one, two or three years.

You will find additional information regarding this proposal on page 60.

Proposal Five:
Approval of Amended and Restated Annual Performance-Based Bonus Plan

We are asking that you vote on the CarMax, Inc. Annual Performance-Based Bonus Plan, as amended and restated (the “Bonus Plan”) to approve amendments to the performance criteria available under the Bonus Plan and to preserve CarMax’s ability to take federal income tax deductions for performance awards made under the Bonus Plan under Section 162(m) of the Internal Revenue Code.

You will find additional information regarding the Bonus Plan and the proposed amendments beginning on page 61.
Proposal Six:
Shareholder Proposal for a Report on Political Contributions

The Board recommends a vote against this proposal, which would require that CarMax make certain political contribution disclosures. CarMax’s political contributions, while purposeful, are limited in amount; subject to the CarMax Corporate Political Contribution Policy and Board committee oversight; and already disclosed as required under state contribution disclosure laws. Shareholders did not approve an almost identical proposal at the 2016 annual shareholders meeting. The Board continues to believe that adoption of the shareholder proposal is both unnecessary and not in the best interest of shareholders.
Next Year’s Annual Meeting

Expected Date of 2018 Annual Meeting	June 26, 2018
Deadline for Shareholder Proposals	January 5, 2018

PROPOSAL ONE: ELECTION OF DIRECTORS

We are asking you to vote for the election of the thirteen director nominees listed on the following pages. Our Board has nominated these individuals at the recommendation of our independent Nominating and Governance Committee. The Committee based its recommendation on, among other things, the results of an annual Board and peer evaluation process, as well as the integrity, experience and skills of each nominee. All of the nominees are current directors who were elected by shareholders at our 2016 annual meeting, except Mr. Standley, who joined the Board in August 2016, Mr. Nash, who joined the Board in September 2016, and Ms. Chawla, who joined the Board in April 2017. Rakesh Gangwal, a director since 2011, has decided not to stand for re-election.

We appointed Mr. Standley to the Board after conducting an extensive search for a director with, among other qualities, chief executive and financial experience. We appointed Ms. Chawla to the Board after conducting an extensive search for a director with, among other qualities, executive, operational and digital experience. Each search was led by our Nominating and Governance Committee with the assistance of outside search firms, which first brought Mr. Standley and Ms. Chawla to the Committee’s attention.

Our Board is declassified. This means that each director stands for election for a one-year term every year.
We appointed Mr. Nash to the Board on his promotion to Chief Executive Officer as part of the Company’s multi-year management succession plan.

Our Board is declassified. Accordingly, each director nominee is standing for election to hold office until our 2018 annual meeting of shareholders.

Each nominee must receive a majority of the votes cast.
CarMax uses a majority vote standard for the election of directors. This means that to be elected in uncontested elections, each nominee must be approved by the affirmative vote of a majority of the votes cast.

Each nominee has consented to being named in this proxy statement and to serve if elected. If any nominee is not available to serve—for reasons such as death or disability—your proxy will be voted for a substitute nominee if the Board nominates one.

The following pages include information about the nominees. This information includes a summary of the specific experience, qualifications, attributes or skills that led to the conclusion that each person should serve as a CarMax director.

The Board recommends a vote FOR each of the nominees.

Ronald E. Blaylock Director since: 2007 Age: 57 Independent	Sona Chawla Director since: 2017 Age: 49 Independent
MR. BLAYLOCK is the founder and Managing Partner of GenNx360 Capital Partners, a private-equity buyout fund focused on industrial business-to-business companies. Prior to founding GenNx360 in 2006, Mr. Blaylock was chief executive officer of Blaylock & Company, a full-service investment banking firm that he founded in 1993. Previously, Mr. Blaylock held senior management positions with PaineWebber and Citigroup.

MS. CHAWLA is the Chief Operating Officer of Kohl’s Corporation, a position she has held since November 2015. Before joining Kohl’s, Ms. Chawla served at Walgreens as its President of Digital and Chief Marketing Officer from February 2014 to November 2015 and as its President, E-commerce from January 2011 to February 2014. Ms. Chawla has 16 years of experience in digital and retail.

Other Current Directorships	Other Current Directorships
Pfizer Inc., Radio One, Inc. and W. R. Berkley Corporation.	None.
Other Directorships within Past 5 Years	Other Directorships within Past 5 Years
None.	Express, Inc. (2012-2015)
Qualifications	Qualifications
Mr. Blaylock’s experience managing two successful investment enterprises, as well as his considerable finance experience, qualify him to serve on our Board. Mr. Blaylock’s years of relevant experience growing companies and serving on other public company boards enable him to provide additional insight to our Board.

Ms. Chawla’s executive, strategic, operational and digital expertise qualify her to serve on our Board. Her background and operating experience in retail, including e-commerce, omni-channel strategy, store operations, logistics, information and digital technology strengthen the business and strategic insight of our Board.

Alan B. Colberg Director since: 2015 Age: 55 Independent	Thomas J. Folliard Director since: 2006 Age: 52
MR. COLBERG has been the President, Chief Executive Officer and Director of Assurant, Inc., a provider of diverse insurance products and related services, since 2015.  Mr. Colberg joined Assurant as Executive Vice President of Marketing and Business Development in March 2011. He was named Assurant’s President in 2014. Previously, Mr. Colberg worked for Bain & Company, Inc. for 22 years, founding Bain’s Atlanta office in 1996 and heading it until 2010. He also served as Bain’s global practice leader for financial services.

MR. FOLLIARD has been the non-executive chair of the board of CarMax since August 2016. He joined CarMax in 1993 as senior buyer and became director of purchasing in 1994. He was promoted to vice president of merchandising in 1996, senior vice president of store operations in 2000 and executive vice president of store operations in 2001. Mr. Folliard served as president and chief executive officer of CarMax from 2006 to February 2016 and retired as chief executive officer in August 2016.

Other Current Directorships	Other Current Directorships
Assurant, Inc.	PulteGroup, Inc. and DAVIDsTEA, Inc.
Other Directorships within Past 5 Years	Other Directorships within Past 5 Years
None.	None.
Qualifications	Qualifications
Mr. Colberg’s chief executive experience at Assurant and senior leadership experience in the financial services, insurance and consulting industries qualify him to serve on our Board. Further, Mr. Colberg’s extensive background in corporate strategy and finance enables him to provide additional insight to our Board and its committees.

During his ten years as CEO, Mr. Folliard successfully led CarMax through the company’s establishment as a national brand and a time of significant growth, during which its store base and total revenues more than doubled, and its net income quadrupled. With his long tenure at CarMax, Mr. Folliard brings to the board significant executive experience and in-depth knowledge of our company and the auto retail industry.

Jeffrey E. Garten Director since: 2002 Age: 70 Independent	Shira Goodman Director since: 2007 Age: 56 Independent
MR. GARTEN is Dean Emeritus of the Yale School of Management. He served as chairman of Garten Rothkopf, an international consulting firm, from 2005 to 2016. Mr. Garten was the Juan Trippe Professor in the Practice of International Trade, Finance and Business at the Yale School of Management from 2005 to 2015 and the Dean of the Yale School of Management from 1995 to 2005. He was the United States Undersecretary of Commerce for International Trade from 1993 to 1995 and previously spent 13 years in investment banking with Lehman Brothers and Blackstone Group. He is a member of the board of overseers of the International Rescue Committee.

MS. GOODMAN has been Chief Executive Officer and director of Staples, Inc., the world’s leading online, delivery and retail seller of business products, since September 2016. Ms. Goodman joined Staples in 1992 and has held a variety of positions of increasing responsibility in general management, marketing and human resources, including serving as executive vice president, marketing from 2001 to 2009, executive vice president, human resources from 2009 to 2012, executive vice president, global growth from 2012 to 2014, president, North American commercial from 2014 to 2016, president, North American operations from February to June 2016, and interim chief executive officer from June to September 2016. From 1986 to 1992, Ms. Goodman worked at Bain & Company in project design, client relationships and case team management.

Other Current Directorships	Other Current Directorships
Aetna Inc. and certain mutual funds of Credit Suisse Asset Management.	Staples, Inc.
Other Directorships within Past 5 Years	Other Directorships within Past 5 Years
Served on the board of managers of Standard & Poor’s LLC, a division of The McGraw-Hill Companies (2012-2015).	None.
Qualifications	Qualifications
Mr. Garten’s record as a distinguished business scholar and teacher, as well as his years of government service, investment banking work and service to other significant boards of directors, qualify him to serve on our Board. His appreciation of corporate governance, as well as his tenure as a CarMax Board member, provide wisdom, continuity and value to our Board.

Ms. Goodman has proven business acumen, having served as the chief executive and in various other leadership positions at an internationally renowned retailer. Ms. Goodman’s experiences in operations, retail marketing, sales force management, human resources, and business growth at Staples all qualify her to serve on our Board.

W. Robert Grafton Director since: 2003 Age: 76 Independent	Edgar H. Grubb Director since: 2007 Age: 77 Independent
MR. GRAFTON is the retired Managing Partner-Chief Executive, Andersen Worldwide S.C. Andersen Worldwide provided global professional auditing and consulting services through its two service entities, Arthur Andersen and Andersen Consulting. He is a retired certified public accountant and joined Arthur Andersen in 1963. He was elected a member of the Board of Partners, Andersen Worldwide in 1991 and chairman of the Board of Partners in 1994. He served as Managing Partner-Chief Executive from 1997 through 2000.

MR. GRUBB is the retired Executive Vice President and Chief Financial Officer of Transamerica Corporation, a leading insurance and financial services company. He joined Transamerica in 1989, became executive vice president in 1993 and retired in 1999. From 1986 to 1989, he was the senior vice president and chief financial officer of Lucky Stores, Inc.

Other Current Directorships	Other Current Directorships
None.	None.
Other Directorships within Past 5 Years	Other Directorships within Past 5 Years
DiamondRock Hospitality Company (2004-2016)
Mr. Grubb served as a director of the CSAA Insurance Group, an AAA affiliate providing auto and property coverage to AAA members in 23 states (where Mr. Grubb is a former chairman of the board) and Auto Club Partners, Inc., an affiliation of five AAA clubs representing over 12 million members in the United States, through 2016.

Qualifications	Qualifications
Mr. Grafton’s role as the chief executive of an international audit and consulting firm with more than 100,000 employees, as well as his extensive accounting experience, qualify him to serve on our Board. His years of service as chair of our Compensation and Personnel Committee and, previously, of our Audit Committee represent significant and consistent leadership on our Board.

With extensive experience as the chief financial officer of a public company, Mr. Grubb provides CarMax with his comprehensive understanding of the complex financial and operational issues that public companies confront. His financial acumen, as well as his demonstrated leadership capabilities, qualify him to serve on our Board.

William D. Nash Director since: 2016 Age: 48	Marcella Shinder Director since: 2015 Age: 50 Independent
MR. NASH has been the President and Chief Executive Officer of CarMax since September 2016. He was promoted to President in February 2016. In 2012, he assumed the role of executive vice president, human resources and administrative services, where he oversaw human resources, information technology, procurement, loss prevention, employee health & safety and construction & facilities. In 2011, Mr. Nash was promoted to senior vice president, human resources and administrative services. Previously, he served as vice president and senior vice president of merchandising, after serving as vice president of auction services. Mr. Nash joined CarMax in 1997 as auction manager.

MS. SHINDER serves as Chief Marketing Officer at the Fred Wilson (Union Square Ventures) portfolio company Work Market, a leading provider of advanced labor automation technology. For the prior five years, Ms. Shinder was Chief Marketing Officer of Nielsen Holdings plc, the world’s leading consumer data and information company. Prior to joining Nielsen in 2011, Ms. Shinder was with American Express, serving in a variety of executive roles spanning general management and marketing including, most recently, as General Manager of the American Express OPEN Charge Card portfolio.

Other Current Directorships	Other Current Directorships
None.	None.
Other Directorships within Past 5 Years	Other Directorships within Past 5 Years
None.	None.
Qualifications	Qualifications
As the chief executive officer of CarMax, Mr. Nash leads the Company’s day-to-day operations and is responsible for establishing and executing the Company’s strategic plans. His significant experience in the auto retail industry, his tenure with CarMax and his motivational leadership of more than 24,000 CarMax associates qualify him to serve on our Board.

Ms. Shinder’s experiences as chief marketing officer of an innovative venture capital backed technology company, as a senior executive at a leading information management company, and at a large consumer financial services organization focused on consumer lending, qualify her to serve on our Board. Further, Ms. Shinder’s deep experience with big data and analytics, machine learning and advanced technologies, cybersecurity, social media, digital marketing and branding enable her to provide additional insight to our Board and its committees.

John T. Standley Director since: 2016 Age: 54 Independent	Mitchell D. Steenrod Director since: 2011 Age: 50 Independent
MR. STANDLEY is the Chairman and Chief Executive Officer of Rite Aid Corporation. Mr. Standley became Chief Executive Officer of Rite Aid in 2010 and Chairman of the Board of Rite Aid in 2012. He has been a director of Rite Aid since June 2009. Mr. Standley served as Rite Aid’s President from 2008 until 2013 and as its Chief Operating Officer from 2008 until 2010. He previously served as CEO and a member of the Board of Directors of Pathmark Stores, a regional supermarket chain, from 2005 to 2007. Mr. Standley first joined Rite Aid in December 1999, serving as Chief Financial Officer, Chief Administrative Officer and Senior Executive Vice President during his original tenure.

MR. STEENROD has been the Senior Vice President and Chief Financial Officer of Pilot Travel Centers LLC, the nation’s largest operator of travel centers and truck stops, since 2004. Mr. Steenrod joined Pilot Travel Centers in 2001 as controller and treasurer. In 2004, he was promoted to senior vice president and chief financial officer. Previously, he spent 12 years with Marathon Oil Company and Marathon Ashland Petroleum LLC in a variety of positions of increasing responsibility in accounting, general management and marketing.

Other Current Directorships	Other Current Directorships
Rite Aid Corporation	None.
Other Directorships within Past 5 Years	Other Directorships within Past 5 Years
SuperValu, Inc. (2013-2015)	None.
Qualifications	Qualifications
Mr. Standley’s extensive executive, retail and finance expertise qualifies him to serve on our Board. His experience as Chairman and CEO of Rite Aid, CEO and Board member of Pathmark, as well as his background as an operating and finance executive, enable him to provide additional insight to our Board and its committees.

Mr. Steenrod’s extensive retail industry and operational experience as well as his experience implementing successful growth strategies, including growing Pilot Travel Centers from more than 200 travel centers to over 650 branded locations over a span of 16 years, qualify him to serve on our Board. Additionally, Mr. Steenrod’s extensive financial and accounting experience, including his years of experience as a chief financial officer, strengthens our Board through his understanding of accounting principles, financial reporting rules and regulations, and internal controls.

William R. Tiefel Director since: 2002 Age: 83 Independent
MR. TIEFEL is Lead Independent Director of CarMax and served as Chair of the Board from 2007 to 2016. He is also the retired Vice Chairman of Marriott International, Inc. and Chairman Emeritus of The Ritz-Carlton Hotel Company, LLC since 2002. He joined Marriott Corporation in 1961. He was named president of Marriott Hotels and Resorts in 1989, president of Marriott Lodging in 1992 and vice chairman of Marriott International and chairman of The Ritz-Carlton Hotel Company in 1998.

Other Current Directorships
None.
Other Directorships within Past 5 Years
None.
Qualifications
Mr. Tiefel’s vast leadership experience with a customer-focused, service-oriented lodging and hospitality enterprise qualifies him to serve on our Board. His considerable management roles have been valuable to the Board not only as a director, but also as the Board’s chair and lead independent director. His steady leadership and his tenure as a director, chair of the Board and lead independent director, provide continuity and value to our Board.

CORPORATE GOVERNANCE

CarMax is committed to good corporate governance. In this section of the proxy statement we describe our governance policies and practices and the role our Board plays in shaping them.

Overview

Our business and affairs are managed under the direction of the Board in accordance with the Virginia Stock Corporation Act, our articles of incorporation and our bylaws. The standing committees of the Board are the Audit Committee, the Compensation and Personnel Committee, and the Nominating and Governance Committee.

The Board and its committees direct our governance practices. The Board has made significant changes to those practices in recent years in response to shareholder feedback and based on evolving practices and the Board’s independent judgment. Demonstrating its continued interest in adopting meaningful shareholder focused changes, since 2011 the Board has:

•	approved a majority vote standard for the election of directors,

•	allowed CarMax’s shareholder rights plan to expire without renewal,

•	established annual elections for all directors,

•	adopted a mandatory director retirement policy providing that directors, with limited exceptions, may not stand for reelection after reaching age 76, and

•	adopted a proxy access right for eligible CarMax shareholders.

These changes supplement longstanding good governance practices, such as maintaining a largely independent Board (12 of 14 directors) and appointing a lead independent director to lead meetings of the independent directors and work alongside the chair.

Four of our 12 independent directors have joined the Board since April 2015.
As part of its commitment to board refreshment and seeking diverse perspectives and skills in new directors, in recent years the Board has added four independent directors (Ms. Shinder and Mr. Colberg in 2015, Mr. Standley in 2016 and Ms. Chawla in 2017). In addition to the skills and experiences our new directors bring to the Board, they have allowed us to reduce the average age (from 62 to 60) and average tenure (from 8.1 years to 7.4 years) of our directors since 2014, while preserving continuity with our continuing directors.

Additional information concerning the Board’s director selection process and refreshment can beginning on page 18.

The Board has approved documents that memorialize our governance standards and practices. These documents include our bylaws, our corporate governance guidelines and a code of business conduct. These documents, each of which is described below, are available under the “Corporate Governance” link at investors.carmax.com.

Bylaws	Our bylaws regulate the corporate affairs of CarMax. They include provisions relating to shareholder meetings, voting, the nomination of directors and the proxy access right.
Corporate Governance Guidelines
Our corporate governance guidelines set forth the Board’s practices with respect to its responsibilities, qualifications, performance, access to management and independent advisors, compensation, continuing education, and management evaluation and succession. The guidelines also include director stock ownership requirements.

Code of Business Conduct
Our code of business conduct is a cornerstone of our compliance and ethics program. It applies to all CarMax associates and Board members. It includes provisions relating to honest and ethical conduct, compliance with laws, the handling of confidential information and diversity. It explains how to use our associate help line and related website, both of which allow associates to report misconduct anonymously. It also describes our zero-tolerance policy on retaliation for making such reports.

Any amendment to, or waiver from, a provision of this code for our directors or executive officers will be promptly disclosed under the “Corporate Governance” link at investors.carmax.com.

We will send you a printed copy of any of these documents, without charge, upon written request to our Corporate Secretary at CarMax, Inc., 12800 Tuckahoe Creek Parkway, Richmond, Virginia 23238.

Independence

Our Board, in consultation with the Nominating and Governance Committee, evaluates the independence of our directors at least annually. The most recent evaluation took place in April 2017. During this evaluation, the Board considered transactions between the directors (and their immediate family members) and the Company and its affiliates. The Board determined that all of our non-employee directors (Mses. Chawla, Goodman and Shinder and Messrs. Blaylock, Colberg, Gangwal, Garten, Grafton, Grubb, Standley, Steenrod and Tiefel) are independent under the listing standards of the New York Stock Exchange (“NYSE”). Mr. Folliard is not independent because he was an executive officer of CarMax until 2016, and Mr. Nash is not independent because he is currently an executive officer of CarMax.

In assessing independence, the Board considered transactions not just between CarMax and the individual directors themselves (and their immediate family members), but also between CarMax and entities associated with the directors or their immediate family members. The Board’s review included the following transactions:

▪
Ms. Goodman is an officer and a director of Staples, Inc. CarMax purchased goods and services from Staples, Inc. in the ordinary course of business in fiscal 2017. The amount that CarMax paid to Staples, Inc. in each of the last three fiscal years did not exceed the greater of $1 million or 2% of the total revenue of Staples, Inc. in each year.

▪
Each of Messrs. Blaylock, Gangwal and Garten are non-employee directors of companies that did business with CarMax in fiscal 2017. These companies are, respectively, RadioOne, Inc., Office Depot, Inc. and Aetna Inc. In addition, Mr. Gangwal was formerly a non-employee director of OfficeMax Incorporated, which did business with CarMax in fiscal 2017. All of these business relationships involved the supply of goods or services to CarMax in the ordinary course of business.

The Board determined that none of the relationships it considered impaired the independence of the non-employee directors.

Board Leadership Structure

The Board gave significant consideration to our leadership structure in the context of Mr. Folliard’s retirement as Chief Executive Officer in 2016.

CarMax has historically split the roles of CEO and Board chair. Mr. Folliard was our CEO from 2006 until his retirement in 2016, at which time the Board appointed Mr. Nash as CEO and Mr. Folliard as non-executive chair. In light of Mr. Folliard’s retirement as CEO and Mr. Nash’s subsequent appointment, the Board believes that it is in the best interests of the Company to have Mr. Folliard serve as chair and work closely with Mr. Nash to ensure a successful transition of the CEO role. The Board determined that Mr. Folliard’s long history of leading the Company uniquely positions him to serve as chair during this period of transition.

As non-executive chair of our Board, Mr. Folliard is responsible for chairing Board meetings and meetings of shareholders, attending meetings of the Board’s committees with the approval of the respective committee, and assisting management in representing CarMax to external groups as needed and as determined by the Board. The Board elects its chair annually.

Mr. Nash oversees the day-to-day affairs of CarMax and directs the formulation and implementation of our strategic plans. We believe that this leadership structure is currently the most appropriate for CarMax because it allows our CEO to focus primarily on our business strategy and operations while leveraging the experience of our chair to direct the business of the Board.

Mr. Tiefel, a director since 2002, served as the independent chair of the Board from 2007 until 2016, when he was appointed lead independent director. As lead independent director, Mr. Tiefel serves as the principal liaison between the independent, non-management directors and the CEO, and is responsible for setting the agendas for Board meetings, presiding over executive sessions of the independent directors, coordinating feedback from directors in connection with the evaluations of the CEO and each director, and acting as chair of any Board meeting when the non-executive chair is not present. The Board elects its lead independent director annually.

Our Board periodically reviews this structure and recognizes that, depending on the circumstances, a different leadership model might be appropriate. The Board has no fixed policy on whether the roles of chair and CEO should be separate or combined, which maintains flexibility based on CarMax’s needs and the Board’s assessment of the Company’s leadership. Our corporate governance guidelines do provide that the Board appoint a lead independent director in the event the CEO is elected chair or the chair otherwise does not qualify as independent.

Board Committees

The Board has three standing committees: Audit, Compensation and Personnel, and Nominating and Governance. Each committee is composed solely of independent directors as that term is defined in applicable rules of the U.S. Securities and Exchange Commission (“SEC”) and the NYSE.

Each committee is composed solely of independent directors.
In addition, all members of the Compensation and Personnel Committee qualify as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code and “non-employee directors” as defined by Rule 16b-3 under the Securities Exchange Act of 1934. Each committee has a charter that describes the committee’s responsibilities. These charters are available under the “Corporate Governance” link at investors.carmax.com or upon written request to our Corporate

Secretary at CarMax, Inc., 12800 Tuckahoe Creek Parkway, Richmond, Virginia 23238.

The table below summarizes the responsibilities of the three committees.

Committee	Current Members	Responsibilities
Audit	Mitchell D. Steenrod (Chair) Sona Chawla Marcella Shinder John T. Standley
The Audit Committee assists in the Board’s oversight of:

▪     the integrity of our financial statements;
▪     our compliance with legal and regulatory requirements;
▪     the independent auditors’ qualifications, performance and independence; and
▪     the performance of our internal audit function.

The Audit Committee retains and approves all fees paid to the independent auditors, who report directly to the Committee. Each member of the Audit Committee is financially literate, with Messrs. Standley and Steenrod considered audit committee financial experts under the standards of the NYSE and the SEC.

The Audit Committee’s report to shareholders can be found on page 23.

Compensation and Personnel	W. Robert Grafton (Chair) Ronald E. Blaylock Shira Goodman William R. Tiefel
The Compensation and Personnel Committee assists in the Board’s oversight of:

▪     our executive compensation philosophy;
▪     our executive and director compensation programs, including related risks;
▪     salaries, short- and long-term incentives and other benefits and perquisites for our CEO and other executive officers, including any severance agreements; and
▪     the administration of our incentive compensation plans and all equity-based plans.

The Compensation and Personnel Committee has sole authority to retain and terminate its independent compensation consultant, as well as to approve the consultant’s fees.

The Compensation and Personnel Committee’s report to shareholders can be found on page 42.

Nominating and Governance	Edgar H. Grubb (Chair) Alan B. Colberg Rakesh Gangwal Jeffrey E. Garten
The Nominating and Governance Committee assists in the Board’s oversight of:

▪     Board organization and membership, including by identifying individuals qualified to become members of the Board, considering director nominees submitted by shareholders, and recommending director nominees to the Board;
▪     management succession planning, including for our CEO; and
▪     our corporate governance guidelines.

Board and Committee Meetings

During fiscal 2017, our Board met four times and our Board committees met a combined 22 times. Each director attended 78% or more of the total number of meetings of the Board and the committees on which he or she served. The average attendance of all directors in fiscal 2017 was 97%. We expect our directors to attend the annual meeting of shareholders and all but two of our directors at the time of the 2016 annual meeting of shareholders did so.

Our independent directors meet in executive session, without management present, at least once during each regularly scheduled Board meeting. As lead independent director, Mr. Tiefel presides over these executive sessions. In addition, our non-management directors meet in executive session, also without management present, at least once during each regularly scheduled Board meeting. As chair, Mr. Folliard presides over these executive sessions.

The table below lists the number of Board and committee meetings in fiscal 2017 and discloses each director’s attendance.

Director(a)	Board	Audit	Compensation and Personnel	Nominating and Governance
Ronald E. Blaylock	4	—	5	—
Alan B. Colberg(b)	4	12	—	—
Thomas J. Folliard(c)	4*	—	—	—
Rakesh Gangwal(d)	4	—	—	4
Jeffrey E. Garten	4	—	—	5
Shira Goodman	4	—	4	—
W. Robert Grafton	3	—	4*	—
Edgar H. Grubb	4	—	—	5*
William D. Nash(e)	2	—	—	—
Marcella Shinder	4	12	—	—
John T. Standley(f)	2	6	—	—
Mitchell D. Steenrod	4	12*	—	—
William R. Tiefel(g)	4	—	1	—
TOTAL MEETINGS	4	12	5	5
* Chair

(a)	Ms. Chawla was not elected to the Board until after the end of fiscal 2017 and therefore did not attend any meetings during fiscal 2017.

(b)	Mr. Colberg was appointed to the Nominating and Governance Committee after the end of the fiscal year and concurrently stepped down from the Audit Committee.

(c)	Mr. Folliard was appointed non-executive chair of the Board on September 1, 2016.

(d)	Mr. Gangwal is not standing for re-election at the 2017 annual meeting.

(e)	Mr. Nash was elected to the Board on September 1, 2016.

(f)	Mr. Standley was elected to the Board and appointed to the Audit Committee on August 1, 2016.

(g)
Mr. Tiefel served as chair of the Board until September 1, 2016, when he was named lead independent director of the Board. Mr. Tiefel was appointed to the Compensation and Personnel Committee on October 18, 2016.

Selection of Directors

CRITERIA

The Board and the Nominating and Governance Committee believe that the Board should include directors with diverse backgrounds and that directors should have, at a minimum, high integrity, sound judgment and significant experience or skills that will benefit the Company.

We believe our Board should include directors with diverse backgrounds.
In addition, the Committee takes into account a number of factors in assessing director nominees, including the current size of the Board, the particular challenges facing CarMax, the Board’s need for specific skills or perspectives, and the nominee’s character, reputation, experience, independence from management and ability to devote the requisite time.

Although we do not have a written policy with respect to the consideration of diversity in identifying director nominees, we consider and value diversity in our director selection process. Our code of business conduct defines diversity as the celebration of all people and their individual talents and the embracing of new ideas and new ways of thinking to maximize the potential of the overall organization. Through its consideration of the factors listed above, the Nominating and Governance Committee seeks directors with diverse backgrounds to maximize the potential of the Board. We believe that the diverse backgrounds and experiences of our current directors demonstrate the Committee’s success.

PROCESS

The Nominating and Governance Committee screens and recommends candidates for nomination by the Board. The Committee may consider input from several sources, including Board members, shareholders, outside search firms, and management. The Committee evaluates candidates in the same manner regardless of the source of the recommendation, using the criteria summarized above. Shareholders may send their recommendations for director candidates to the attention of our Corporate Secretary at CarMax, Inc., 12800 Tuckahoe Creek Parkway, Richmond, Virginia 23238.

In 2015, our board of directors adopted proxy access amendments to our bylaws, enabling eligible CarMax shareholders to have their own director nominee included in the Company’s proxy materials along with candidates nominated by our board. Our proxy access right permits an eligible shareholder, or a group of up to 20 shareholders, to nominate and include in CarMax’s proxy materials directors constituting up to 20% of the Board of Directors. To be eligible, the shareholder or shareholder group must have owned 3% or more of our outstanding capital stock continuously for at least three years and satisfy certain notice and other requirements set forth in our bylaws. Shareholders who wish to include director nominations in our proxy statement or nominate directors directly at an annual meeting must follow the instructions under “Shareholder Proposal Information” on page 73.

EVALUATION AND REFRESHMENT

In connection with the annual election of directors and at other times throughout the year, the Nominating and Governance Committee considers whether our Board has the right mix of skills and experience to meet the challenges facing CarMax. One of the processes that assists the Committee in its consideration is our Board’s annual evaluation process. The Board and each of its committees conducts a self-evaluation. In addition, the lead independent director and the Committee preside over a peer evaluation process in which each individual director evaluates each other director. The results of these evaluations assist the Committee in determining both whether to nominate incumbent directors for reelection and whether to search for additional directors.

As part of its consideration, the Committee reviews both the age and tenure of incumbent directors. The average age of our directors is 60 and their average tenure on our Board is 7.4 years. In fiscal 2015, the Board adopted a mandatory director retirement policy providing that directors may not stand for reelection after reaching age 76. The Board may waive this limitation in appropriate circumstances and there is a limited grandfather period for directors serving prior to the adoption of this policy.

As required by the director retirement policy, Mr. Tiefel, Mr. Grafton and Mr. Grubb plan to retire from the Board in 2018. Accordingly, the Nominating and Governance Committee has recently added four highly qualified, independent directors to the Board in Ms. Shinder, Mr. Colberg, Mr. Standley and Ms. Chawla. The fresh perspectives and diversity of skills of these directors, coupled with the institutional knowledge of the continuing independent directors, will provide the Board with ample experience and leadership through these upcoming retirements.

Board’s Role in Succession Planning

The Board oversees the recruitment, development and retention of executive talent. As part of its oversight, the Board regularly reviews short- and long-term succession plans for the Chief Executive Officer and other senior management positions. In assessing possible CEO candidates, the independent directors identify the skills, experience and other attributes they believe are required to be an effective CEO in light of CarMax’s business strategies, opportunities and challenges.

On August 31, 2016, as the culmination of a multi-year management succession plan overseen by the Board, Mr. Folliard retired as Chief Executive Officer. Subsequently, the Board promoted Mr. Nash, formerly president of the Company, as Chief Executive Officer and elected him to the Board.

The Board also considers its own succession. In doing so, the Nominating and Governance Committee and the Board take into account, among other things, the needs of the Board and the Company in light of the overall composition of the Board with a view to achieving a balance of skills, experience and attributes that would be beneficial to the Board’s oversight role.

Board’s Role in Risk Oversight

Our Board undertakes its responsibility to oversee risks to CarMax through a risk governance framework designed to:

▪	identify critical risks;

▪	allocate responsibilities for overseeing those risks to the Board and its committees; and

▪	evaluate the Company’s risk management processes.

The Board does not view risk in isolation. Rather, it considers risks in its business decisions and as part of CarMax’s business strategy. This consideration occurs in the ordinary course of the Board’s business and is not tied to any of the formal processes described below, although it is enhanced by those processes.

The following table describes the components of CarMax’s risk governance framework.

Assignment of Risk Categories to Board and its Committees
The Board has assigned oversight of certain key risk categories to either the full Board or one of its committees. For each category, management reports regularly to the Board or the assigned committee, as appropriate, describing CarMax’s strategies for monitoring, managing and mitigating risks that fall within that category.

Examples of the risk categories assigned to each committee and the full Board are described below. This list is not comprehensive and is subject to change:

	▪	Audit Committee: oversees risks related to financial reporting, compliance and ethics, information technology and cybersecurity, and legal and regulatory issues.
	▪	Compensation and Personnel Committee: oversees risks related to human resources and compensation practices.
	▪	Nominating and Governance Committee: oversees risks related to government affairs and CarMax’s reputation.
	▪	Board: oversees risks related to the economy, competition, finance and strategy.
Enterprise Risk Management
Risk Committee: We have a management-level Risk Committee, which is chaired by Thomas W. Reedy, our Executive Vice President and Chief Financial Officer (“CFO”), and includes as members more than ten other associates from across CarMax. The Risk Committee meets periodically to identify and discuss the risks facing CarMax.

Board Reporting: The Risk Committee delivers biannual reports to the Board identifying the most significant risks facing the Company.
Board Oversight: On an annual basis, Mr. Reedy, on behalf of the Risk Committee, discusses our procedures for identifying significant risks with the Audit Committee.
Other Processes that Support Risk Oversight and Management
The Board oversees other processes that are not intended primarily to support enterprise risk management, but that assist the Company in identifying and controlling risk. These processes include our compliance and ethics program, our internal audit function, pre-filing review of SEC filings by our management-level disclosure committee, and the work of our independent auditors.

We believe that our Board leadership structure, discussed in detail beginning on page 15, supports the Board’s risk oversight function. Our chair, lead independent director and committee chairs set agendas and lead meetings to ensure strong risk oversight, while our CEO and his management team are charged with managing risk.

Related Person Transactions

Our Board has adopted a written Related Person Transactions Policy that applies to any transaction in which:

•	CarMax or one of its affiliates is a participant;

•	the amount involved exceeds $120,000; and

•
the related person involved in the transaction (whether a director, executive officer, owner of more than 5% of our common stock, or an immediate family member of any such person) has a direct or indirect material interest.

A copy of our policy is available under the “Corporate Governance” link at investors.carmax.com. The Audit Committee is responsible for overseeing the Company’s policy and reviewing any related person transaction that is required to be disclosed pursuant to SEC rules.

We did not have any related person transactions in fiscal 2017.	In reviewing related person transactions, the Audit Committee considers, among other things: • the related person’s relationship to CarMax; • the facts and circumstances of the proposed transaction;

•	the aggregate dollar amount involved in the transaction;

•	the related person’s interest in the transaction, including his or her position or relationship with, or ownership in, an entity that is a party to, or has an interest in, the transaction; and

•	the benefits to CarMax of the proposed transaction and, if applicable, the terms and availability of comparable products and services from unrelated third parties.

The Audit Committee will approve or ratify a related person transaction only if it determines that: (i) the transaction serves the best interests of CarMax and its shareholders; or (ii) the transaction is on terms reasonably comparable to those that could be obtained in arm’s length dealings with an unrelated third party.

We did not have any related person transactions in fiscal 2017.

Shareholder Communication with Directors

Shareholders or other interested parties wishing to contact the Board or any individual director may send correspondence to CarMax, Inc., c/o Corporate Secretary, 12800 Tuckahoe Creek Parkway, Richmond, Virginia 23238, or may send an e-mail to chair@carmax.com, which is monitored by Eric M. Margolin, our Corporate Secretary. Mr. Margolin will forward to the Board or appropriate Board member any correspondence that deals with the functions of the Board or its committees or any other matter that would be of interest to the Board. If the correspondence is unrelated to Board or shareholder matters, it will be forwarded to the appropriate department within the Company for further handling.

PROPOSAL TWO: RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking you to ratify the Audit Committee’s appointment of KPMG LLP (“KPMG”) as CarMax’s independent registered public accounting firm for fiscal 2018. KPMG has served as our independent registered public accounting firm continuously since fiscal 2003 and has been appointed by the Audit Committee to continue as CarMax’s independent registered public accounting firm for fiscal 2018. The members of the Audit Committee and the Board believe that the continued retention of KPMG to serve as CarMax’s independent registered public accounting firm is in the best interests of CarMax and its shareholders.

The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent registered public accounting firm retained to audit CarMax’s financial statements. The Audit Committee is also responsible for the audit fee negotiations associated with CarMax’s retention of KPMG. In accordance with the SEC-mandated rotation of the audit firm’s lead engagement partner, the Audit Committee and its chairperson are directly involved in the selection of KPMG’s lead engagement partner and were directly involved in the selection of KPMG’s current lead engagement partner, whose period of service began in fiscal 2016. Furthermore, in order to ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm.

Although we are not required to seek shareholder ratification, we are doing so as a matter of good corporate governance. If the shareholders do not ratify the appointment of KPMG, the Audit Committee will reconsider its decision. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that a change would be in the best interests of CarMax and its shareholders.

We expect that representatives of KPMG will attend the annual meeting. They will be given the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

The Board recommends a vote FOR Proposal Two.

AUDIT COMMITTEE REPORT

The Audit Committee reports to and acts on behalf of CarMax’s Board of Directors by providing oversight of the integrity of the Company’s financial statements, the Company’s independent and internal auditors, and the Company’s compliance with legal and regulatory requirements. The Audit Committee operates under a written charter adopted by the Board, which is reviewed annually and is available under the “Corporate Governance” link at investors.carmax.com. The members of the Audit Committee meet the independence and financial literacy requirements of the NYSE and the SEC.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements and the establishment of effective internal control over financial reporting. KPMG, the Company’s independent registered public accounting firm, is responsible for auditing those financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and expressing an opinion on the conformity of CarMax’s audited financial statements with generally accepted accounting principles and on the effectiveness of CarMax’s internal controls over financial reporting.

In this context, the Committee has met and held discussions with management, KPMG and the Company’s internal auditors, meeting 12 times in fiscal 2017. These meetings have included regular private sessions with each of KPMG and the Company’s head of internal audit, as well as regular private sessions with each of the Company’s Chief Financial Officer, Controller, and General Counsel and Chief Compliance Officer. Management represented to the Committee that the Company’s fiscal 2017 consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee reviewed and discussed the fiscal 2017 consolidated financial statements with management and KPMG.

The Committee has discussed with KPMG the matters required to be discussed by applicable auditing standards, including significant accounting policies and the quality, not just the acceptability, of the accounting principles utilized. The Committee has also received from KPMG the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee regarding independence, and the Audit Committee has discussed with KPMG the firm’s independence. The Audit Committee concluded that KPMG is independent from the Company and management.

In reliance on these reviews and discussions, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2017, for filing with the SEC.

AUDIT COMMITTEE

Mitchell D. Steenrod, Chair
Alan B. Colberg
Marcella Shinder
John T. Standley

AUDITOR FEES AND PRE-APPROVAL POLICY

Auditor Fees and Services

The following table sets forth fees billed by KPMG for fiscal 2017 and 2016.

	Years Ended February 28 and 29
Type of Fee	2017	2016
Audit Fees(a)	$1,726,450	$1,591,134
Audit-Related Fees(b)	440,000	417,000
Tax Fees(c)	155,350	266,822
TOTAL FEES	$2,321,800	$2,274,956

(a)
This category includes fees associated with the annual audit of CarMax’s consolidated financial statements and the audit of CarMax’s internal control over financial reporting. It also includes fees associated with quarterly reviews of CarMax’s unaudited consolidated financial statements.

(b)	This category includes fees associated with agreed-upon procedures and attestation services related to our securitization program.

(c)	This category includes fees associated with tax compliance, consultation and planning services.

Approval of Auditor Fees and Services

The Audit Committee’s charter provides for pre-approval of audit and non-audit services to be performed by the independent auditors. The Committee typically pre-approves specific types of audit, audit-related and tax services, together with related fee estimates, on an annual basis. The Committee pre-approves all other services on an individual basis throughout the year as the need arises. The Committee has delegated to its chair the authority to pre-approve independent auditor engagements in an amount not to exceed $50,000 per engagement. Any such pre-approvals are reported to and ratified by the entire Committee at its next regular meeting.

All audit, audit-related and tax services in fiscal 2017 were pre-approved by the Audit Committee or pre-approved by the Chair pursuant to his delegated authority and subsequently ratified by the Audit Committee. In all cases, the Audit Committee concluded that the provision of such services by KPMG was compatible with the maintenance of KPMG’s independence.

PROPOSAL THREE: ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

We are asking you to approve an advisory resolution approving the compensation of our named executive officers as disclosed in this proxy statement. This vote is commonly referred to as a “Say on Pay” vote and is required by Section 14A of the Securities Exchange Act of 1934. Although this resolution is not binding, we value your opinion and our Compensation and Personnel Committee will consider the outcome of this vote when making future decisions.

We believe our executive compensation program promotes the achievement of positive results for our shareholders, aligns pay and performance, and allows us to attract and retain the talented executives that drive our long-term financial success. We urge you to read the “Compensation Discussion and Analysis” section of this proxy statement beginning on page 26, which describes in more detail how our executive compensation program operates and how it is designed to achieve our compensation objectives. We also encourage you to review the “Summary Compensation Table” and other compensation tables and narratives, found on pages 43 through 57.

We currently have a policy providing annual “Say on Pay” votes and, in Proposal Four (advisory vote on the frequency of future executive compensation advisory approvals), the Board recommends that shareholders approve an advisory resolution supporting continued annual “Say on Pay” votes. Accordingly, we anticipate that the next advisory vote on the compensation of our named executive officers will occur in 2018.

Our Board recommends that, on an advisory basis, shareholders vote in favor of the following resolution:

RESOLVED, that the compensation of the named executive officers of CarMax, Inc. (the “Company”), as disclosed in the Company’s 2017 Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and the narrative discussion that accompanies the compensation tables, is hereby APPROVED.

The Board recommends a vote FOR Proposal Three.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Compensation and Personnel Committee oversees an executive compensation program that is intended to drive the creation of long-term shareholder value. This section describes that program and details the compensation earned by our CEO and CFO, our three other most highly compensated executive officers and our former CEO. We refer to these six individuals, listed below, as our “named executive officers” or “NEOs”:

William D. Nash	President and Chief Executive Officer. Mr. Nash joined CarMax in 1997 and was promoted to his current position in September 2016. Mr. Nash is also a member of our Board.
Thomas W. Reedy	Executive Vice President and Chief Financial Officer. Mr. Reedy joined CarMax in 2003 and was promoted to his current position in 2012.
William C. Wood	Executive Vice President and Chief Operating Officer. Mr. Wood joined CarMax in 1993 and was promoted to his current position in February 2016.
Edwin J. Hill	Executive Vice President, Strategy and Business Transformation. Mr. Hill joined CarMax in 1995 and was promoted to his current position in March 2016.
Eric M. Margolin	Executive Vice President, General Counsel and Corporate Secretary. Mr. Margolin joined CarMax in 2007 and was promoted to his current position in April 2016.
Thomas J. Folliard
Non-Executive Chair of the Board of Directors. Mr. Folliard joined CarMax in 1993 and served as Chief Executive Officer from 2006 to August 2016. On his retirement he was appointed to his current role.

Executive Summary

FISCAL 2017 RESULTS

CarMax continued to deliver growth and performance in fiscal 2017. Highlights of the year include the following:

▪	We opened 15 stores in fiscal 2017. We currently plan to open 15 stores in fiscal 2018 and between 13 and 16 stores in fiscal 2019.

▪
We achieved top and bottom-line growth. Net sales and operating revenues increased 4.8% to $15.88 billion, while net earnings rose 0.6% to $627.0 million and net earnings per diluted share increased 7.6% to $3.26.

▪	Total used unit sales increased 8.3% and comparable store used unit sales increased 4.3%. Total wholesale unit sales declined 0.7%.

▪	CAF finished the year with income of $369.0 million, a decrease of 5.9% over the prior year.

▪	We continued our share repurchase program in fiscal 2017, buying back 10.3 million shares with a market value of $557.7 million.

▪	We were named by Fortune magazine as one of its “100 Best Companies to Work For” for the thirteenth year in a row.

MANAGEMENT SUCCESSION AND CEO COMPENSATION CHANGES

As the culmination of a multi-year management succession plan, Mr. Nash became our President and Chief Executive Officer on September 1, 2016. At the time of his promotion, the Committee approved adjustments to Mr. Nash’s compensation to provide a compensation opportunity commensurate with his responsibilities, as follows:

▪	Base salary of $1,000,000;

▪	Target annual incentive bonus equal to 130% of his base salary; and

▪	A one-time promotion award of stock options valued at $2,000,000 and vesting in four equal annual installments.

The Committee also took certain actions in connection with Mr. Folliard’s retirement as CEO and appointment as non-executive chair of the Board. Since Mr. Folliard was expected to retire before the end of calendar 2016, the Committee reduced the value of his fiscal 2017 equity grant, from approximately $7.0 million in fiscal 2016 to approximately $3.5 million in fiscal 2017, while removing continued employment as a vesting condition to the fiscal 2017 awards.

The Committee also provided him some of the benefits that would have been available had Mr. Folliard been age 55 and therefore eligible for retirement treatment under his existing equity awards and severance agreement. Specifically, the Committee modified Mr. Folliard’s equity awards granted prior to fiscal 2017 to remove provisions that otherwise would have resulted in the forfeiture of the awards on his retirement and limited his time to exercise certain vested awards. However, the Committee decided that the awards should continue to vest on their original vesting dates rather than accelerate, as is the case for other retirees. This decision promotes Mr. Folliard’s ongoing alignment with shareholder interests and company performance following his retirement and in his role as non-executive chair of the Board.

Although, for purposes of reporting Mr. Folliard’s compensation in this proxy statement, we are required to include the incremental fair value of the modified awards in the Summary Compensation Table on page 43 and Grants of Plan Based Awards Table on page 46, these are not new awards. These awards have already been reported in prior proxy statements in their year of grant.

Beyond these modifications to existing awards, the Committee did not grant Mr. Folliard any new equity or otherwise alter his equity compensation upon his retirement. The Committee also provided that Mr. Folliard would receive his annual incentive bonus, pro-rated for the portion of the year he served as CEO.

In addition to these compensation modifications, Mr. Folliard’s severance agreement with CarMax was amended to, among other changes, extend the term of certain restrictive covenants, including non-competition and non-solicitation covenants, to the later of 24 months following Mr. Folliard’s service on the Board or August 31, 2020.

As non-executive chair of the Board, Mr. Folliard received director fees and an award of restricted common stock, both as required by our director compensation program and both pro-rated for the portion of the year after his retirement when he served as non-executive chair and a non-management director of the Board.

SUMMARY OF COMPENSATION CHANGES FOR OTHER NAMED EXECUTIVE OFFICERS

In addition to our CEO succession, three of our NEOs received promotions immediately before or during fiscal 2017. Mr. Wood was named our Chief Operating Officer in February 2016, while Mr. Hill and Mr. Margolin were promoted to Executive Vice President after the start of the fiscal year. These events impacted the Committee’s compensation decisions for fiscal 2017. The following chart summarizes the key changes made to the compensation of named executive officers other than our current or retiring CEO in fiscal 2017.

Compensation Category	Changes We Made in Fiscal 2017	Why We Made These Changes
Base Salary	7.7% increase for Mr. Reedy and Mr. Wood. 13.2% increase for Mr. Hill and 11.7% increase for Mr. Margolin.
Mr. Reedy and Mr. Wood received increases based on individual performance in fiscal 2016. Mr. Hill and Mr. Margolin each received an increase following promotion to executive vice president. See pages 31 to 32 for more detail.

Annual Incentive Bonus	42.2% payout versus an 67.8% payout in fiscal 2016.	Based on Company performance measured against the pre-determined net income target set at the beginning of fiscal 2017. See pages 32 to 33 for more detail.
Long-Term Equity Award	No change in the annual award to Messrs. Reedy or Wood. A one-time special award to Mr. Wood. 20.6% increase for Mr. Hill and for Mr. Margolin.
The annual awards to Messrs. Reedy and Wood were maintained at prior year levels, which the Committee believed continued to provide competitive pay opportunities for them.

Mr. Wood received a one-time retention award of approximately $2 million, split equally between stock options and restricted stock.

The awards to Messrs. Hill and Margolin were increased for their respective promotions. See pages 34 to 36 for more detail.

CarMax believes strongly in its pay-for-performance philosophy. In fiscal 2017, an average of 81% of the target total direct compensation of our non-CEO named executive officers was performance-based. Compensation mix is discussed in more detail on page 37.

How We Make Compensation Decisions

The Compensation and Personnel Committee oversees our executive and director compensation programs and determines all executive officer and director compensation.

COMPENSATION PHILOSOPHY AND OBJECTIVES

CarMax has a pay-for-performance philosophy. The Committee believes that the best way to implement this philosophy is by tying a significant portion of our executives’ total direct compensation to the attainment of both annual financial goals and multi-year stock price appreciation.

The Committee has established the following objectives for our executive compensation program:

▪	Align the interests of executive officers with the financial interests of our shareholders.

▪	Encourage the achievement of our key strategic, operational and financial goals.

▪	Link incentive compensation to Company and stock price performance, which the Committee believes promotes a unified vision for senior management and creates common motivation among our executives.

▪	Attract, retain and motivate executives with the talent necessary to drive our long-term success.

▪	Provide the Committee the flexibility to respond to the continually changing environment in which we operate.

The key elements of our executive compensation program are base salaries, annual incentive bonuses and long-term equity awards. The Committee generally makes determinations regarding long-term equity awards, base salaries and annual incentive bonuses at its March and April meetings. In fiscal 2017, the Committee also made certain compensation determinations concerning Mr. Nash’s promotion and Mr. Folliard’s retirement contemporaneously with those events. The Committee makes decisions regarding each element of pay to further the objectives described above. The specific ways in which each element of compensation supports these objectives are described beginning on page 31.

The Committee recognizes the impact that an adjustment to one element of compensation may have on other elements. For example, an increase in an officer’s base salary will result in a larger target annual incentive amount since that amount is determined as a percentage of base salary. Although the Committee considers these relationships between the various elements of compensation - and also considers each executive officer’s total compensation - decisions regarding any one element of compensation are not determinative of decisions regarding other elements.

The Committee generally considers the value of stock-based compensation as an element of our executive compensation program at the time of grant of an equity award, not at the time of exercise or vesting. Accordingly, the Committee does not consider the realized value of long-term equity compensation when designing and evaluating our executive compensation program.

COMPENSATION CONSULTANT

The Committee engages Frederic W. Cook & Co., Inc. (“FWC”), a compensation consultant, to obtain access to independent compensation data, analysis and advice. Under its charter, the Committee has the sole authority to hire, oversee and terminate FWC, as well as to approve FWC’s fees and any other terms of the engagement.

The Committee has retained an independent compensation consultant.
Committee members have direct access to FWC without going through management. FWC provides no services to CarMax other than those it provides to the Committee.

The Committee assesses FWC’s independence annually, including April 2016 and 2017, under SEC and NYSE standards and concluded that FWC was independent.

The Committee considers, among other factors:

▪	whether FWC provided other services to CarMax;

▪	the amount of fees paid by CarMax to FWC as a percentage of FWC’s total revenue;

▪	FWC’s policies and procedures designed to prevent conflicts of interest;

▪	any business or personal relationship between the individuals advising the Committee and any Committee member;

▪	any CarMax stock owned by the individuals advising the Committee; and

▪	any business or personal relationship between the individuals advising the Committee, or FWC itself, and an executive officer of CarMax.

FWC frequently attends Committee meetings and provides analysis and recommendations that inform the Committee’s decisions. FWC assisted the Committee in fiscal 2017 by analyzing and providing recommendations with regard to total direct compensation for the Company’s CEO, President and executive and senior vice presidents. FWC also advised the Committee in setting Mr. Nash’s compensation on his promotion to CEO, evaluating arrangements made in connection with Mr. Folliard’s retirement, and determining the compensation to be paid to Messrs. Wood, Hill and Margolin as a result of their respective promotions. FWC provided general compensation advice throughout fiscal 2017, including analysis related to long-term equity awards, our internal pay equity (that is, the relationship between the compensation of our CEO and our other named executive officers), the composition of our peer group and the appropriate performance criteria for the fiscal 2017 annual incentive bonus.

MANAGEMENT’S ROLE

Although management does not have any decision-making authority regarding executive compensation, management assists the Committee by recommending base salary levels, annual incentive bonus objectives and targets, and individual long-term equity awards for executives other than the CEO and, in fiscal 2017, the President. Management also assists the Committee with the preparation of meeting agendas and prepares materials for those meetings as directed by the Committee.

The Committee has not delegated any authority with respect to the compensation of our executive officers and directors. The Committee, however, has delegated limited authority to our CEO and CFO to grant long-term equity awards to our non-executive officers between regularly scheduled Committee meetings in an amount not to exceed 75,000 shares or units. These awards are subject to our Employee Equity Grant Policy, which is available under the “Corporate Governance” link at investors.carmax.com. The Committee’s practice is to review and ratify any such grant at its next regularly scheduled meeting.

Notwithstanding the Committee’s use of outside advisers and management’s participation in the executive compensation process, the Committee makes all executive compensation decisions using its own independent judgment.

CONSIDERATION OF THE MOST RECENT ADVISORY “SAY-ON-PAY” VOTE

At our 2016 annual meeting, a significant majority of our shareholders approved our executive compensation program, with more than 96% of the votes cast in favor of the program.

More than 96% of the votes cast on last year’s say-on-pay proposal approved CarMax’s executive compensation.
The Committee was pleased with this response, which followed a similar strong result at the 2015 annual meeting, at which more than 97% of the votes cast were in favor of the program.

Based on these results and the Committee’s independent judgment, the Committee made no material changes to the structure of our executive compensation program for fiscal 2016.

PEER GROUP

Each year, the Committee reviews market compensation data provided by its independent consultant to determine whether the compensation opportunities of the named executive officers are appropriate and competitive.

The Committee used the following peer group of companies to benchmark the fiscal 2017 compensation disclosed in this proxy statement. The Committee selected this peer group in June 2015 based on an analysis by FWC and the Committee’s independent judgment. These peers fell within a reasonable range (both above and below CarMax) of comparative factors such as revenue, market capitalization, net income, assets and one- and three-year total shareholder return. These peers are generally “big box” retailers, specialty auto retailers or direct competitors.

Advance Auto Parts, Inc.	Hertz Global Holdings, Inc.
AutoNation, Inc.	Kohl’s Corporation
AutoZone, Inc.	Lowe’s Companies, Inc.
Avis Budget Group, Inc.	Macy’s, Inc.
Dick’s Sporting Goods, Inc.	Ross Stores, Inc.
Dollar General Corporation	The Sherwin-Williams Company
eBay Inc.	Southwest Airlines Co.
Family Dollar Stores, Inc.	Staples, Inc.
The Gap, Inc.	Tractor Supply Company
Genuine Parts Company

In preparation for fiscal 2018 compensation decisions, the Committee re-evaluated this peer group in June 2016 based on an analysis by FWC and the Committee’s independent judgment. The Committee determined that the peer group remained appropriate, with the peers continuing to fall within a reasonable range (both above and below CarMax) of comparative factors such as revenue, market capitalization, net income, assets and one- and three-year total shareholder return. The Committee removed Family Dollar Stores, Inc. from the peer group following Family Dollar’s acquisition. The Committee also determined that it would continue to include eBay Inc. following the spin off of PayPal Holdings as eBay remains an appropriate peer based on the comparative factors referenced above and business comparability. PayPal Holdings was not added to the peer group due to differences in market capitalization and business focus. The Committee will use this revised peer group to benchmark compensation practices for fiscal year 2018.

In addition to the peer group, the Committee uses broader survey data to benchmark compensation practices. In fiscal 2017, the Committee considered three national surveys produced by Equilar, Towers Watson and Mercer with a focus on executives within the retail/wholesale and automotive industries.

The Committee considers a blend of peer group data and broader survey data in benchmarking compensation. The Committee believes that this mix of data provides the most comprehensive view of executive compensation practices at companies against whom we compete for talent and allows the Committee to ensure that CarMax continues to provide appropriate and competitive compensation. This mix of data also allows the Committee to obtain broader market context with regard to certain positions that may not exist in a comparable form at every company in our peer group or that may not be classified as a named executive officer at every company in our peer group.

The Committee generally uses the 50th percentile of the blended peer/survey data as a reference in setting the base salaries and target annual incentive bonus opportunities of our named executive officers. The Committee uses long-term equity awards that are tied to objective performance metrics to further reward executive officers when CarMax performs well. If the Company delivers sustained performance gains, these long-term equity awards are targeted to provide an opportunity for total direct compensation beyond the median of the blended peer/survey data.

The Committee uses peer group and broader survey data as one of many factors in making compensation decisions. Other factors include individual performance, Company performance, tenure, internal pay equity and succession planning.

What We Pay and Why: Elements of Compensation

The key elements of compensation for our named executive officers are base salary, an annual incentive bonus and long-term equity awards. Together, these elements make up total direct compensation.

Base Salary	+	Annual Incentive Bonus	+	Long-Term Equity Awards	=	Total Direct Compensation

This section describes these elements and details the amounts of each earned by our named executive officers in fiscal 2017.

BASE SALARY

We pay competitive base salaries to retain key officers and attract the new talent necessary for our long-term success. An executive officer’s base salary generally reflects the officer’s responsibilities, tenure and job performance, as well as the market for the officer’s services. The Committee reviews officer base salaries every year, generally in March or April. When the Committee reviews base salaries, it considers the reports and advice provided by FWC, its independent compensation consultant, and the peer group and survey data described above, as well as the recommendations provided by our CEO and our President (except when setting the CEO’s and the President’s base salary).

At the beginning of fiscal 2017, the Committee approved the following base salary adjustments.

Name	Prior Base Salary ($)	Fiscal 2017 Base Salary ($)	Percentage Increase (%)
William D. Nash	800,000	800,000	—
Thomas W. Reedy	650,000	700,000	7.7
William C. Wood	650,000	700,000	7.7
Edwin J. Hill	530,221	600,000	13.2
Eric M. Margolin	514,642	575,000	11.7
Thomas J. Folliard(a)	1,255,218	1,255,218	—

(a)	Mr. Folliard retired on August 31, 2016. This amount reflects the base salary rate in effect at the time of his retirement.

The Committee did not increase Mr. Nash’s base salary at the beginning of fiscal 2017, as it had been set shortly before the beginning of the fiscal year on his promotion to President in February 2016. The Committee approved Mr. Folliard and Mr. Nash’s recommendation to increase the base salaries of Mr. Reedy and Mr. Wood based on their respective fiscal 2016 performance and sustained contributions as officers, to align their salaries as CFO and COO, and to better align Mr. Reedy and Mr. Wood’s salaries with the 50th percentile of the blended peer/survey data described above under the heading “Peer Group.” The Committee also approved Mr. Folliard and Mr. Nash’s recommendation to increase Mr. Hill’s base salary by 13.2% and Mr. Margolin’s by 11.7% in recognition of their respective promotions to Executive Vice President and based on the individual contribution they each made to CarMax’s performance in fiscal 2016. The Committee did not increase Mr. Folliard’s base salary, determining that no increase was appropriate in anticipation of his retirement during calendar 2016.

On his promotion to CEO, effective September 1, 2016, the Committee increased Mr. Nash’s base salary to $1,000,000.

Name	Fiscal 2017 Base Salary as President ($)	Fiscal 2017 Base Salary as CEO ($)	Percentage Increase (%)
William D. Nash	800,000	1,000,000	25.0%

The Committee made this determination in recognition of Mr. Nash’s responsibilities as CEO and in consultation with FWC, who analyzed the base salaries of new CEOs at comparable companies. Consistent with our focus on performance-based pay, Mr. Nash’s new base salary is below the median of the peer group and other benchmark data provided by FWC, which the Committee believed was appropriate in his first year as CEO.

ANNUAL INCENTIVE BONUS

We pay annual incentive bonuses to drive the achievement of CarMax’s financial goals. The amount of the incentive bonus depends on our performance as measured against objective performance goals established by the Committee at the beginning of each fiscal year. Bonuses are not guaranteed.

We calculate bonuses using the following formula:

Base Salary	x	Target Percentage of Base Salary	x	Performance Adjustment Factor	=	Annual Incentive Bonus

Base salaries, which are the first component of this formula, are discussed above. The “target percentage of base salary” is an individual’s incentive bonus target expressed as a percentage of base salary. This percentage differs among our named executive officers depending on their level of responsibility and is set forth in a written agreement between each officer and the Company. Each named executive officer’s target percentage is listed in the table on page 33.

The last component of the bonus formula – the “performance adjustment factor” – is a percentage representing the Company’s success in meeting the performance goals set by the Committee at the beginning of each fiscal year.

The following chart describes how the Committee applied this formula in fiscal 2017.

Step One: Select Performance Measure
The Committee determined in April 2016 that the performance goals for fiscal 2017 would be based on our fiscal 2017 net income, determined in conformity with U.S. generally accepted accounting principles. The Committee believes that tying performance goals to net income aligns management and shareholder interests.

Step Two: Select Performance Targets
The Committee then established the following net income targets for fiscal 2017: $623.4 million as the threshold goal; $639.0 million as the target goal; $682.6 million as the premium goal; and $700.0 million as the maximum goal.

Step Three: Select Performance Adjustment Factors
The Committee then established the following performance adjustment factors for fiscal 2017:
▪ 25% if the threshold goal of $623.4 million was achieved
▪ 100% if the target goal of $639.0 million was achieved
▪ 150% if the premium goal of $682.6 million was achieved
▪ 200% if the maximum goal of $700.0 million was achieved

If the threshold performance goal was not achieved, no incentive bonus would be paid. The performance adjustment factors are determined using straight-line interpolation when our actual performance falls between two performance goals.

Step Four: Assess Performance Against Targets and Determine Payouts
The Committee certified in April 2017 that CarMax had achieved net income for fiscal 2017 of $627.0 million, yielding a performance adjustment factor of 42.2%. The Committee multiplied this percentage by each named executive officer’s target incentive amount to determine each executive officer’s fiscal 2017 bonus payout.

The following table shows each named executive officer’s base salary, incentive target percentage of base salary, and target and maximum bonus amounts. The table also shows each officer’s actual fiscal 2017 bonus.

Name	Base Salary ($)	Incentive Target Percentage (%)	Target Incentive Amount ($)	Actual Fiscal 2017 Incentive Bonus	Maximum Incentive Amount ($)
William D. Nash(a)	800,000/1,000,000	100/130	1,047,945	442,233	2,095,890
Thomas W. Reedy	700,000	75	525,000	221,550	1,050,000
William C. Wood	700,000	75	525,000	221,550	1,050,000
Edwin J. Hill	600,000	75	450,000	189,900	900,000
Eric M. Margolin	575,000	75	431,250	181,988	862,500
Thomas J. Folliard(b)	1,255,218	150	949,151	400,542	1,898,302

(a)
For the first six months of fiscal 2017, Mr. Nash was eligible to receive a bonus calculated using a base salary of $800,000 and incentive target percentage of 100%. For the portion of his incentive bonus attributable to the second half of fiscal 2017, he was eligible to receive a bonus using his new base salary of $1,000,000 and incentive target percentage of 130%.

(b)
The target, actual and maximum bonus amounts for Mr. Folliard are prorated for fiscal 2017 as he was only eligible to receive a bonus for that portion of the year before his retirement on August 31, 2016.

The Committee sets robust performance targets for our annual incentive plan to drive achievement of CarMax’s financial goals. In fiscal 2017, despite strong performance, including increases in net sales, operating revenues and net income, the performance adjustment factor was 42.2%, meaning bonus payments were below target. For the last five fiscal years, our average performance adjustment factor has been 99.7% (42.2%, 67.8%, 179.4%, 120.6% and 88.3% for fiscal 2017, 2016, 2015, 2014 and 2013), so that, on average for the past five years, we have paid our named executive officers an annual incentive bonus of 99.7% of their respective target incentive amounts for achievement against the targets established by the Committee.

At the beginning of fiscal 2017, the Committee made no change to the 100% incentive target percentage it set for Mr. Nash on his February 2016 promotion to President. The Committee then increased his incentive target percentage to 130% at the time of his promotion to CEO in recognition of the responsibilities he assumed on his appointment. The Committee kept Mr. Nash’s incentive target percentage below Mr. Folliard’s incentive target percentage of 150% to reflect his status as a newly appointed CEO.

At Mr. Folliard’s retirement, the Committee acted to make him eligible for an annual incentive payment similar to what he would have received if he were 55 and therefore eligible for retirement treatment. The Committee approved an incentive award for that portion of the fiscal year he served as CEO, to be paid at the time and on the terms applicable to our other named executive officers.

In addition, to maintain parity among our executive vice presidents, the Committee increased Mr. Hill and Mr. Margolin’s respective incentive target percentages to 75% in connection with their promotions to executive vice president.

The Committee determines all incentive bonuses in accordance with the CarMax, Inc. Annual Performance-Based Bonus Plan (“Bonus Plan”). We adopted the Bonus Plan as a mechanism to provide annual incentive compensation and it is intended to preserve the deductibility of this compensation in accordance with Section 162(m) of the Internal Revenue Code. The Bonus Plan provides that the maximum amount payable to any one individual in any one fiscal year is $5 million. In fiscal 2017, however, the Committee limited the maximum performance adjustment factor to 200%, ensuring that Mr. Nash’s bonus could not exceed $2,095,890 and that no other individual bonus could exceed $1,898,302.

The Bonus Plan authorizes the Committee to reduce the amount of any bonus paid to a named executive officer below the amount that otherwise would be payable. The Committee may also decide not to pay a bonus even when performance goals have been satisfied. Under no circumstances, however, may the Committee increase the amount of any bonus payable under the Bonus Plan above the amount that would be payable to an executive upon application of the relevant performance adjustment factor.

If Proposal Five is approved, as recommended by the Board, the performance criteria available under the Bonus Plan will be amended as described in Proposal Five and CarMax’s ability to take federal income tax deductions for performance awards made under the Bonus Plan will be preserved.

LONG-TERM EQUITY AWARDS

We grant long-term equity awards to tie our executives’ long-term compensation directly to CarMax’s stock price and to drive the achievement of our strategic goals. We also believe that long-term equity awards are an important retention tool.

In fiscal 2017, we granted our named executive officers three kinds of long-term equity awards: stock options, performance stock units (“PSUs”) and restricted stock. The grant of restricted stock was limited to the retention award to Mr. Wood, which is described in more detail below, and an award made to Mr. Folliard, following his retirement, as non-executive chair of the Board under our director compensation policies and consistent with all other non-management directors. All of our long-term equity grants were made pursuant to the CarMax, Inc. 2002 Stock Incentive Plan (“Stock Incentive Plan”).

The Committee introduced PSUs for fiscal year 2016, replacing market stock unit (“MSU”) awards for our CEO and executive and senior vice presidents. The MSUs were tied solely to the performance of our stock while the PSUs are tied to CarMax performance goals, which the Committee believes allows us to further strengthen the link between pay and the performance of our executives.

Our long-term equity awards historically contained a modified single-trigger feature under which 50% of the award vested automatically upon a change-in-control and the remaining 50% vested automatically upon the one-year anniversary of the change in control. The Committee has eliminated this single-trigger feature and replaced it with a double-trigger feature under which a change-in-control does not, on its own, trigger accelerated vesting of long-term equity awards. All long-term equity awards granted in fiscal 2016 and fiscal 2017 contain a double-trigger feature.

In determining the number of options and PSUs to award, the Committee considered the named executive officer’s role at CarMax; benchmarking data; our recent financial performance; the performance of our common stock; the fair market value, expense and dilutive effect of any potential award; succession planning; and the importance of retaining the officer’s services. The Committee solicits the advice of its independent compensation consultant and the opinion of the Company’s CEO, and its President in fiscal 2017, except with respect to the awards to the President and CEO. The CEO generally gives the Committee an initial recommendation, a recommendation our President joined in fiscal 2017, for annual long-term equity awards for the other named executive officers. The Committee reviews this recommendation and makes its own independent determination.

Stock Options

Each option represents the right to purchase one share of our common stock at the exercise, or “strike,” price. The strike price is equal to the volume-weighted average price of our common stock on the grant date. The Committee believes that the use of the volume-weighted average price, as opposed to the closing price, is more representative of the value of the common stock on the grant date because it incorporates all trades made on the grant date.

Our option awards generally vest in 25% increments over four years; that is, one quarter of the options granted vests on the first anniversary of the grant, another quarter vests on the second anniversary, and so forth. The awards expire on the seventh anniversary of the grant date.

We believe that granting stock options supports our pay-for-performance philosophy by aligning management and shareholder interests. If our stock price does not rise, the options have no value. In addition to promoting alignment of management and shareholder interests, the four-year vesting schedule and seven-year exercise term of our options ensures that our executives are appropriately focused on CarMax’s long-term strategic goals. This vesting schedule also operates as a retention tool.

Performance Stock Units

Depending on the Company’s achievement of performance goals over a three-year period, PSUs represent the right to receive between 0% and 200% of a targeted number of shares of our common stock. For the fiscal 2017 PSUs, the Committee used adjusted pre-tax income, which is pre-tax income adjusted to exclude interest expense, as the PSU performance measure. The number of shares delivered to each PSU holder will be determined based upon actual three-year cumulative adjusted pre-tax income performance compared to pre-determined three-year adjusted pre-tax income goals. Specifically, each PSU is multiplied by a percentage that represents the Company’s success in meeting the adjusted pre-tax income goals set by the Committee. If the threshold adjusted pre-tax income goal is met, each PSU is multiplied by 25%. The target multiplier is 100% and the maximum multiplier is 200%. The multiplier is determined using straight-line interpolation for adjusted pre-tax income performance that falls between the threshold and the target or between the target and the maximum. If the threshold performance goal is not achieved, no shares will be paid.

PSUs generally vest on the three-year anniversary of the grant date.

The Committee considered PSUs to be a key component of our pay-for-performance philosophy in fiscal 2017 because the PSUs directly tie equity payments to a measure of CarMax’s earnings growth that the Committee believes to be an appropriate reflection of the Company’s performance. In addition, similar to our stock options, a PSU’s multi-year vesting schedule operates as a retention tool and ensures that our executives are appropriately focused on CarMax’s long-term strategic and financial goals.

Fiscal 2017 Long-Term Equity Awards

Annual and Promotion Awards

In fiscal 2017, as noted below, the Committee approved stock option and PSU awards to our named executive officers as part of our annual long-term equity award process and in connection with officer promotions.

	Options and PSUs Granted in Fiscal 2017			Options and PSUs Granted in Fiscal 2016
Name	Grant Date Fair Value of Stock Options ($)(a)	Grant Date Fair Value of PSUs ($)	Total Grant Date Fair Value ($)	Grant Date Fair Value of Stock Options ($)(a)	Grant Date Fair Value of PSUs ($)	Total Grant Date Fair Value ($)
William D. Nash(b)	4,249,983	749,977	4,999,960	1,455,911	485,270	1,941,181
Thomas W. Reedy	1,455,917	485,322	1,941,239	1,455,911	485,270	1,941,181
William C. Wood(c)	1,455,917	485,322	1,941,239	1,455,911	485,270	1,941,181
Edwin J. Hill	1,305,921	435,293	1,741,214	1,082,685	360,868	1,443,553
Eric M. Margolin	1,380,365	360,894	1,741,259	1,082,685	360,868	1,443,553
Thomas J. Folliard(d)	2,625,002	875,025	3,500,027	5,250,006	1,749,976	6,999,982

(a)
We grant limited stock appreciation rights (“SARs”) in tandem with each option. The SARs may be exercised only in the event of a change-in-control of the Company. Upon the exercise of the SAR and the surrender of the related option, the officer is entitled to receive an amount equal to the difference between the value of our common stock on the date of exercise and the exercise price of the underlying stock option. No free-standing SARs have been granted.

(b)	Mr. Nash’s fiscal 2017 awards include both his annual equity award, made in April 2016, and his award on promotion to CEO in September 2016.

(c)	This amount does not include Mr. Wood’s retention award, which is discussed below.

(d)
Mr. Folliard’s fiscal 2017 awards referenced in this table do not include the impact of the equity award modifications made at the time of his retirement, which are discussed below, or a restricted stock grant valued at $69,961 made to Mr. Folliard pursuant to our director compensation policies after he was no longer an employee of CarMax.

For Mr. Nash’s annual long-term equity award for fiscal 2017, made in April 2016, the Committee approved stock options and PSUs with an aggregate grant date fair value of $2,999,974, a 54.5% increase in value compared to his long-term equity awards in fiscal 2016. This decision was made in recognition of the Company’s and his individual performance in fiscal 2016, his increased responsibilities as President and the level of his compensation relative to Mr. Folliard and other officers.

At the time of Mr. Nash’s promotion to Chief Executive Officer, the Committee approved an additional award of stock options with a grant date fair value of $1,999,986, bringing the total grant date fair value of Mr. Nash’s fiscal 2017 long-term equity to $4,999,960. The Committee made this determination in recognition of Mr. Nash’s new responsibilities as CEO and in consultation with FWC, who provided information on the relationship between prospective CEO and outgoing CEO long-term equity compensation. The Committee intended to keep the total value of Mr. Nash’s long-term incentives below median CEO long-term equity according to the blended peer/survey data to reflect his status as a new CEO.

The grant date fair value of the annual long-term equity awards provided to Messrs. Reedy and Wood remained essentially unchanged in fiscal 2017, meaning that approximately the same target economic value was delivered in fiscal 2017 as was delivered in fiscal 2016. The Committee determined based on the blended peer/survey data and its own independent judgment that maintaining equity awards at prior year levels continued to provide competitive pay for these named executive officers.

The grant date fair value of the annual long-term equity awards provided to each of Messrs. Hill and Margolin was increased by 20.6%. The Committee made these adjustments, after reference to the blended peer/survey data provided by FWC, in light of their strong individual performance and their respective promotions to executive vice president.

Retention Award

In addition to his annual long-term equity award, in April 2016 the Committee gave Mr. Wood a one time retention award with a grant date fair value of $2,000,023, split evenly between stock options and restricted common stock. The restricted common stock will vest on the third anniversary of the grant date, and will be non-transferable and subject to forfeiture under certain circumstances until that time. The terms of the stock options are the same as those otherwise awarded to our named executive officers. Mr. Wood has been with CarMax since 1993, holding a series of positions with increasing responsibilities until he became senior vice president, stores, in 2011, followed by promotions to executive vice president in 2012 and COO in 2016. The Committee recognized the importance of Mr. Wood’s longstanding leadership of our stores and decided to give him this award in recognition of the importance that his retention and continued engagement play in ensuring a smooth CEO transition.

Modifications on Mr. Folliard’s Retirement

At the time of his retirement, Mr. Folliard held long-term equity granted in previous years in the form of stock options, PSUs and MSUs. Under the terms of these awards, despite 23 years of service with CarMax and 10 years of service as CEO, his retirement before reaching the age of 55 would have resulted in the forfeiture of unvested awards and a requirement that he exercise his vested stock options within three months.

Mr. Folliard joined CarMax in 1993 and was promoted to president and CEO in May 2006. During his ten years as CEO, he successfully led CarMax through the company’s establishment as a national brand and a time of significant growth, during which its store base and total revenues more than doubled, and its net income quadrupled. The Committee decided that, in light of Mr. Folliard’s prior service to CarMax, his ongoing service as the non-executive chair of the Board, and his agreement to extend the term of his non-competition and non-solicitation covenants, it would modify this existing long-term equity to remove the terms that would have required forfeiture, or early exercise, on his retirement. The modification did not accelerate the vesting schedule of the awards, which will remain unvested until their original vesting dates, and no changes were made to the full-term expiration dates or the strike prices of the awards. Beyond these modifications to existing awards, the Committee did not grant Mr. Folliard any new equity or otherwise alter his equity compensation upon his retirement.

All of the long-term equity covered by the Committee’s decision was granted in previous fiscal years, and therefore disclosed as compensation to Mr. Folliard in previous proxy statements. However, the incremental fair value of the awards that would have been terminated is required to be reported in this proxy statement as if the awards were made for the first time in fiscal 2017. As a result, the amount recognized for this modification in the Summary Compensation Table on page 43 is $23,280,200.

Cumulative Fair Value of Fiscal 2017 Long-Term Equity Awards and Modifications

As discussed above, in fiscal 2017 the Committee approved long-term equity awards for annual, promotion and retention purposes, as well as modifying Mr. Folliard’s pre-existing awards on his retirement. The following table shows the cumulative fair value of all of these long-term equity decisions.

Name	Grant Date Fair Value of Long-Term Equity Granted or Modified in Fiscal 2017
William D. Nash	4,999,960
Thomas W. Reedy	1,941,239
William C. Wood	3,941,262
Edwin J. Hill	1,741,214
Eric M. Margolin	1,741,259
Thomas J. Folliard	26,780,227

COMPENSATION MIX

As our executives assume more responsibility, we generally increase the percentage of their compensation that is performance-based. We do not have a pre-established policy or target for allocation between specific compensation components. The following charts, however, show that the majority of target annual total direct compensation for both our CEO and our other named executive officers as a group is determined by our performance. The following charts and tables reflect the target total direct compensation (base salary, target annual incentive bonus and long-term equity grants) set by the Committee and Mr. Folliard has been excluded as he is no longer an executive officer of the Company.

The table below illustrates how the target total direct compensation set by the Committee for each of our continuing named executive officers was allocated between performance-based and fixed compensation for fiscal 2017, as well as the breakdown of performance-based compensation that was based on annual and long-term Company performance.

	Percentage of Target Total Direct Compensation		Percentage of Target Performance-Based Compensation
	Performance- Based	Fixed	Annual	Long- Term
William D. Nash	87%	13%	17%	83%
Thomas W. Reedy	78%	22%	21%	79%
William C. Wood	86%	14%	12%	88%
Edwin J. Hill	79%	21%	21%	79%
Eric M. Margolin	79%	21%	20%	80%

ADDITIONAL ELEMENTS OF COMPENSATION

We provide our executive officers the benefits available to CarMax associates generally. We also provide the limited perquisites described below. These benefits and perquisites are intended to be part of a competitive compensation package.

Benefits Available to CarMax Associates Generally

Our executives and our full-time associates generally are eligible for health insurance coverage, life insurance, short- and long-term disability insurance, matching gifts to qualified charitable organizations, and a defined contribution, or 401(k), plan that we refer to as our Retirement Savings Plan. Mr. Folliard, while no longer an executive, is also eligible for and receives health insurance coverage as he was a member of the Board before June 2014, see “Director Compensation Program” on page 58.

In addition, executives and CarMax associates who satisfied certain criteria as of December 31, 2008, may be eligible for benefits under our frozen Pension Plan. Additional details regarding these frozen benefits can be found in the “Pension Benefits in Fiscal 2017” table on page 50.

Non-Qualified Retirement Plans

Our executives and other highly-compensated associates are eligible to participate in two non-qualified retirement plans: the Retirement Restoration Plan (“RRP”) and the Executive Deferred Compensation Plan (“EDCP”). A description of these plans can be found in the narrative discussion following the “Nonqualified Deferred Compensation” table on pages 52 and 53. Details regarding the fiscal 2017 contributions to each named executive officer’s RRP and EDCP accounts, as well as the earnings and aggregate balances for those accounts, can be found in the “Nonqualified Deferred Compensation” table on page 52.

In addition to the RRP and the EDCP, executives and other highly compensated CarMax associates who satisfied certain criteria as of December 31, 2008, may be eligible for benefits under our frozen Benefit Restoration Plan. Additional details regarding these frozen benefits can be found in the “Pension Benefits in Fiscal 2017” table on page 50.

Company Transportation

We provide the use of a CarMax-owned vehicle to each of our named executive officers and to certain other eligible associates. For all associates using CarMax-owned vehicles, we bear the maintenance and insurance costs. We treat the personal use of a Company-owned vehicle as income to the associate. The associate pays the related income taxes.

We encourage our executive officers to use our plane for business travel. Our plane is also available for personal use by Messrs. Nash, Reedy and Wood. Mr. Nash is required to reimburse CarMax for the incremental costs associated with his personal use to the extent that those costs exceed $125,000 in any fiscal year. Messrs. Reedy and Wood are required to reimburse CarMax for the incremental costs associated with their respective personal uses of the plane to the extent that those costs exceed $70,000 in any fiscal year. Mr. Folliard was also permitted to use our plane for personal travel before his retirement as CEO, and was required to reimburse CarMax for incremental costs associated with his personal use to the extent that those costs exceeded $175,000 in any fiscal year. Our executives bear all income taxes associated with their personal use of the plane.

We do not provide tax gross-ups on any of these transportation benefits.

Tax and Financial Planning Services

We provide a tax and financial planning benefit to our named executive officers. This benefit was valued at $13,280 for fiscal 2017. Officers who forego this benefit may engage their own tax professional at the Company’s expense in an amount up to $10,000 per year. The Committee approved this benefit to reduce the amount of time and attention that our executive officers must spend on personal tax and financial planning, which permits them to focus on their responsibilities to CarMax, and to maximize the financial reward of the compensation that CarMax provides. Officers bear all income taxes associated with these tax and financial planning benefits. We do not provide tax gross-ups on these benefits.

Additional Information

SEVERANCE AGREEMENTS

We have severance agreements with each of our named executive officers. The Committee has determined that these agreements are beneficial to us because they contain restrictive covenants relating to confidential information, non-competition and non-solicitation of our associates. The Committee also believes that these agreements serve as a recruiting tool and better enable our current executives to focus on CarMax’s strategic and operating goals. The agreements provide for severance payments under certain circumstances, which are discussed in more detail under “Potential Payments Upon Termination or Change-in-Control” beginning on page 53. None of the severance agreements provide a guaranteed term of employment, nor do they provide tax gross-ups on any compensation or perquisite.

Our severance agreements do not provide for a guaranteed term of employment or tax gross-ups.
Under the terms of the severance agreements, the Committee establishes and approves each named executive officer’s annual base salary, which cannot be less than the minimum base salary set forth in each agreement unless across-the-board reductions in salary are implemented for all of our senior officers. Additionally, the Committee approves the performance measures and payment amounts that determine each named executive officer’s annual incentive bonus under the Bonus Plan.

The agreements provide further that each named executive officer is eligible to participate in our Stock Incentive Plan and to participate in all other incentive, compensation, benefit and similar plans available to our other executive officers.

Folliard Severance Agreement Amendments

At the time of his retirement, the terms in Mr. Folliard’s severance agreement were equivalent to those in the severance agreements with our other named executive officers. In connection with the actions taken by the Committee on his retirement, Mr. Folliard agreed to amendments to his severance agreement that extended the term of certain restrictive covenants, including non-competition and non-solicitation covenants, from 24 months following his employment to the later of 24 months following the end of his service on the Board or August 31, 2020.

Clawback and Forfeiture Provisions

The severance agreements contain a clawback provision. If any named executive officer engages in conduct for which he could be terminated for cause, with certain limitations, and the conduct directly results in the filing of a restatement of any financial statement that was previously filed with the SEC, the named executive officer shall, upon demand by the Company, repay with interest all compensation that was expressly conditioned on the achievement of certain financial results if the restated financial statements would have resulted in a lesser amount being paid.

In addition, at our 2012 annual meeting, we asked our shareholders to approve amendments to add clawback provisions to both our Bonus Plan and Stock Incentive Plan. Our shareholders approved these provisions, which provide that any award that is subject to recovery under any law, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, will be subject to a clawback as required by such law or any CarMax policy adopted pursuant to such law.

In addition to the clawback provisions discussed above, our equity award agreements contain a forfeiture provision. If a named executive officer is terminated for cause, the officer’s unexercised vested and unvested options, unvested MSUs and unvested PSUs will be forfeited.

Change-in-Control and Severance Benefits

Each severance agreement provides for payments and other benefits in certain circumstances involving a termination of employment, including a termination of employment in connection with a change-in-control. Payments in connection with a change-in-control are subject to a double trigger; that is, the executive is not entitled to payment unless there is both a change-in-control and the executive is subsequently terminated without cause (or resigns for good reason) within a two-year period following the change-in-control. Our executives are not entitled to any severance payments as a result of voluntary termination (outside of the retirement context) or if they are terminated for cause. Detailed information with respect to these payments and benefits can be found under the heading “Potential Payments Upon Termination or Change-in-Control” beginning on page 53.

The Committee believes that these severance benefits encourage the commitment of our named executive officers and ensure that they will be able to devote their full attention and energy to our affairs in the face of potentially disruptive and distracting circumstances. In the event of a potential change-in-control, our named executive officers will be able to analyze and evaluate proposals objectively with a view to the best interests of CarMax and its shareholders and to act as the Board may direct without fear of retribution if a change-in-control occurs. The Committee recognizes that the severance benefits may have the effect of discouraging takeovers and protecting our officers from removal because the severance benefits increase the cost that would be incurred by an acquiring company seeking to replace current management. The Committee believes, however, that the benefit to CarMax and its shareholders outweighs this concern.

RISK AND COMPENSATION POLICIES AND PRACTICES

The Compensation and Personnel Committee assesses CarMax’s compensation policies and practices each year to ensure that they do not create risks that are reasonably likely to have a material adverse effect on the Company. In fiscal 2017, management reviewed the compensation policies and practices for all CarMax associates (including store associates, store management, regional leadership teams, home office and CarMax Auto Finance associates, and executive officers). Management then presented a summary of its review at the Committee’s January 2017 meeting. The summary listed each compensation policy or practice applicable to the various groups of CarMax associates, including base salaries, annual incentive bonuses, long-term equity awards, sales bonuses, sales commissions and hourly pay. The summary also listed the potential risks associated with those policies or practices and the tools we employ to mitigate those risks, including the following:

▪
Annual Incentive Bonuses: payments made to senior management are: (i) subject to a clawback provision; (ii) capped at 200% of the target incentive bonus amount or at the $5 million plan maximum, whichever is lower; and (iii) only paid when CarMax satisfies the objective metrics determined at the beginning of the year by an independent committee of non-employee directors.

▪
Long-Term Equity Awards: equity awards: (i) are approved by an independent committee of non-employee directors; (ii) contain three and four-year vesting provisions; and (iii) for senior management, must be held in compliance with CarMax’s executive stock ownership guidelines.

▪
Sales Bonuses: sales bonuses are monitored to ensure that associates are not overpaid based on inflated sales figures. Monitoring tools include: (i) centralized assignment of sales targets; (ii) centralized and non-negotiable vehicle pricing; (iii) electronic reporting of sales from each store to the home office; and (iv) performance of a daily vehicle inventory at each store.

▪	Hourly Pay: hourly pay is tracked and managed through a centralized time management and reporting system.

Following discussion and a review of the summary noted above, the Committee determined that none of our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.

STOCK OWNERSHIP GUIDELINES

To further align the long-term financial interests of our executives and our shareholders, the Committee has established the following stock ownership guidelines:

Subject Officers	Required to Own the Lesser of:
Chief Executive Officer	6 x Base Salary or 300,000 shares
Executive Vice President	3 x Base Salary or 100,000 shares
Senior Vice President	2 x Base Salary or 50,000 shares

Executives have five years from the date they first become subject to a particular level of stock ownership to meet the corresponding requirement. The Committee measures compliance on an annual basis at the end of each fiscal year. Acceptable forms of ownership include shares owned outright (by the executive or an immediate family member), vested stock options, PSUs and MSUs. Our stock ownership guidelines are available under the “Corporate Governance” link at investors.carmax.com.

As of February 28, 2017, all of our current named executive officers satisfied the ownership guidelines set forth above.

PROHIBITION ON HEDGING AND PLEDGING

We have a policy prohibiting all CarMax associates from engaging in any hedging or pledging transactions involving CarMax stock. This prohibition applies to both our named executive officers and our non-employee directors.

TAX AND ACCOUNTING CONSIDERATIONS

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for compensation over $1 million paid in any fiscal year to the CEO or any of the three other highest paid executive officers (other than the CFO) unless that compensation is performance-based. Compensation under our Bonus Plan and stock options and PSUs granted pursuant to our Stock Incentive Plan may qualify as performance-based under Section 162(m). Although the Committee generally seeks to preserve the deductibility of compensation paid to our executive officers, the primary function of our executive compensation program is to drive the creation of long-term shareholder value.

Section 409A of the Internal Revenue Code imposes certain requirements on non-qualified deferred compensation, which can include long-term equity awards and severance. CarMax’s executive compensation programs generally are designed to comply with, or be exempt from, the requirements of that section so as to avoid potential adverse tax consequences that may result from non-compliance.

In developing CarMax’s executive compensation programs, the Committee also considers the accounting treatment of, and the expenses associated with, the Company’s long-term equity compensation practices.

COMPENSATION AND PERSONNEL COMMITTEE REPORT

The Compensation and Personnel Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the Committee recommended to the CarMax, Inc. Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into CarMax’s Annual Report on Form 10-K for the fiscal year ended February 28, 2017.

THE COMPENSATION AND PERSONNEL COMMITTEE
W. Robert Grafton, Chair
Ronald E. Blaylock
Shira Goodman
William R. Tiefel

COMPENSATION TABLES

Summary Compensation Table for Fiscal 2017

The table below shows the compensation paid to or earned by our named executive officers in fiscal 2017, 2016 and 2015.

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards(a)(f) ($)	Option Awards(a)(f) ($)	Non-Equity Incentive Plan Comp- ensation(b) ($)	Change in Pension Value and Nonqualified Deferred Comp- ensation Earnings(c) ($)	All Other Compen- sation(d) ($)	Total ($)
William D. Nash	2017	902,308	749,977	4,249,983	442,233	30,536	163,355	6,538,392
President and Chief Executive Officer	2016	660,769	485,270	1,455,911	348,181	—	122,926	3,073,057
	2015	546,002	435,319	1,305,914	740,025	67,206	88,688	3,183,154
Thomas W. Reedy	2017	699,039	485,322	1,455,917	221,550	26,964	123,664	3,012,456
Executive VP and Chief Financial Officer	2016	650,415	485,270	1,455,911	330,525	—	135,173	3,057,294
	2015	594,244	435,319	1,305,914	801,640	57,764	103,926	3,298,807
William C. Wood	2017	699,039	1,485,343	2,455,919	221,550	65,617	121,334	5,048,802
Executive VP and Chief Operating Officer	2016	650,415	485,270	1,455,911	330,525	—	149,269	3,071,390
	2015	594,244	435,319	1,305,914	801,640	142,232	115,065	3,394,414
Edwin J. Hill	2017	597,209	435,293	1,305,921	189,900	52,405	75,237	2,655,965
Executive VP, Strategy and Business Transformation	2016	531,289	360,868	1,082,685	179,745	—	87,806	2,242,393
	2015	503,659	360,902	1,082,678	452,960	108,017	74,420	2,582,636
Eric M. Margolin Executive VP, General Counsel, and Corporate Secretary	2017	572,801	360,894	1,380,365	181,988	4,026	67,958	2,568,032
Thomas J. Folliard(e)	2017	637,265	4,694,487	22,085,740	400,542	178,462	416,254	28,412,750
Former Chief Executive Officer	2016	1,257,747	1,749,976	5,250,006	1,276,557	—	487,794	10,022,080
	2015	1,191,062	1,624,999	4,875,005	3,216,945	384,705	403,382	11,696,098

(a)
Represents the aggregate grant date fair value of the awards made in each fiscal year as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”). These amounts do not correspond to the actual value that may be realized by each named executive officer. Additional information regarding outstanding awards, including exercise prices and expiration dates, can be found in the “Outstanding Equity Awards at Fiscal 2017 Year End” table on pages 48 and 49. The assumptions used in determining the grant date fair values of the awards are disclosed in Note 12 to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the fiscal year ended February 28, 2017.

(b)	Represents the annual incentive bonus earned under our Bonus Plan.

(c)
Represents the aggregate increase in the actuarial value of accumulated benefits under our frozen Pension Plan and frozen Benefit Restoration Plan accrued during the relevant fiscal year. The “Pension Benefits in Fiscal 2017” table and its accompanying narrative on pages 50 and 51 contain additional details with respect to these amounts.

(d)	Further details are included in the “All Other Compensation in Fiscal 2017” table below.

(e)	Mr. Folliard retired as our Chief Executive Officer on August 31, 2016.

(f)
Effective on his August 31, 2016 retirement from CarMax, all of Mr. Folliard’s existing long-term equity, except that awarded in fiscal 2017, was modified to remove the terms that would have required forfeiture, or early exercise, on his retirement. The modification did not accelerate the vesting schedule of the long-term equity awards and no changes were made to the full-term expiration dates or the strike prices of the awards. The amount shown in the Stock Awards column for Mr. Folliard includes $875,025 constituting the grant date fair value of his April 12, 2016 PSU award, as described above, as well as $3,819,462 reflecting the incremental fair value of the MSU and PSU awards that were modified on his August 31, 2016 retirement.  The amount shown in the Option Awards column for Mr. Folliard includes $2,625,002 constituting the grant date fair value of his April 12, 2016 stock option award, as described above, as well as $19,460,738 reflecting the incremental fair value of the stock option awards that were modified on his August 31, 2016 retirement. The incremental fair values of the modified MSUs, PSUs and stock options were computed in accordance with ASC Topic 718 and the assumptions used in determining these incremental fair values are disclosed in Note 12 to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the fiscal year ended February 28, 2017.

All Other Compensation in Fiscal 2017

Name	Personal Use of Company Plane(a) ($)	Personal Use of Company Automobile(b) ($)	Retirement Savings Plan Contribution(c)($)	Deferred Compensation Account Contributions(d)($)	Board of Directors(e) ($)	Other(f) ($)	Total ($)
William D. Nash	78,359	—	18,259	41,497	—	25,240	163,355
Thomas W. Reedy	23,981	8,747	20,917	48,884	—	21,135	123,664
William C. Wood	26,524	—	20,917	48,884	—	25,009	121,334
Edwin J. Hill	—	7,631	20,724	32,237	—	14,645	75,237
Eric M. Margolin	—	6,457	15,649	20,674	—	25,178	67,958
Thomas J. Folliard	175,000	7,272	1,797	47,014	160,536	24,635	416,254

(a)
The compensation associated with the personal use of the Company plane is based on the aggregate incremental cost to CarMax of operating the plane. The cost is calculated based on the average variable costs of operating the plane, which include fuel, maintenance, travel expenses for the flight crews and other miscellaneous expenses. We divided the total annual variable costs by the total number of miles our plane flew in fiscal 2017 to determine an average variable cost per mile. The average variable cost per mile is multiplied by the miles flown for personal use to derive the incremental cost. This methodology excludes fixed costs that do not change based on usage, such as salaries and benefits for the flight crews, monthly service contracts, hangar rental fees, taxes, rent, depreciation and insurance. The costs associated with deadhead flights (i.e., flights that travel to a destination with no passengers as a result of an executive’s personal use) and incremental plane charters (i.e., plane charters, if any, that we pay for because our plane was not available for business use due to an executive’s personal use) are included in the incremental cost calculations for each executive. The personal use of the Company plane is treated as income to the executive. The related income taxes are calculated using Standard Industry Fare Level rates and are paid by the executive.

(b)	The value of the personal use of a Company automobile is determined based on the annual lease value method and excludes any expenses such as maintenance and insurance.

(c)
Includes the Company matching portion of each executive’s Retirement Savings Plan (“RSP”) contributions. Also includes a Company-funded contribution made regardless of an executive’s participation in the RSP, as well as an additional Company-funded contribution to those executives who met certain age and service requirements as of December 31, 2008, the date that our Pension Plan was frozen. These RSP benefits are offered on the same terms to all CarMax associates.

(d)
Includes the Company matching portion of each executive’s Retirement Restoration Plan (“RRP”) and Executive Deferred Compensation Plan (“EDCP”) contributions. Also includes a Company-funded contribution regardless of each executive’s participation in the RRP, as well as an additional Company-funded contribution to those executives who met certain age and service requirements as of December 31, 2008, the date that our Pension Plan was frozen. These RRP benefits are offered on the same terms to all CarMax associates whose salary exceeds the compensation limits imposed by Section 401(a)(17) of the Internal Revenue Code ($270,000 in 2017). Also includes a restorative contribution designed to compensate executives for any loss of Company contributions under the RSP and RRP due to a reduction in the executive’s eligible compensation under the RSP and RRP resulting from deferrals into the Executive Deferred Compensation Plan.

(e)
Following his retirement on August 31, 2016, Mr. Folliard became a non-management director and was named non-executive chair of the Board. Under our director compensation program he was eligible for, and received, director fees equal to $87,500, which included his cash retainer and board chair fee for the portion of the year beginning September 1, 2016. He also received a restricted stock award, pro-rated for the same portion of the year, with a fair market value of $69,961 on the date of grant and a vest date on the first anniversary of grant. Mr. Folliard was also eligible for and received health insurance coverage with a value of $3,075, as he was a member of the Board before June 2014. Additional information regarding our director compensation program is included in the “Director Compensation Program” section on page 58.

(f)
Represents the total amount of other benefits provided. None of the benefits individually exceeded the greater of $25,000 or 10% of the total amount of these benefits for the named executive officer. These other benefits include tax and financial planning services, which are described on page 38, and matching charitable gifts made by The CarMax Foundation as part of its matching gifts program (which is available to all CarMax associates).

Grants of Plan-Based Awards in Fiscal 2017

The following table lists grants of plan-based awards to each of our named executive officers during fiscal 2017.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards (b)			All Other Stock Awards: Number of Shares of Stock or Units(c) (#)	All Other Option Awards: Number of Securities Under-lying Options(d) (#)	Exercise or Base Price of Option Awards(e)($/Sh)	Grant Date Closing Price ($/Sh)	Grant Date Fair Value of Stock and Option Awards (f) ($)
Name	Approval Date	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William D. Nash			261,986	1,047,945	2,095,890
	3/24/2016	4/12/2016				3,632	14,526	29,052					749,977
	3/24/2016	4/12/2016								158,674	51.63	51.59	2,249,997
	8/31/2016	9/26/2016								140,646	53.62	53.59	1,999,986
Thomas W. Reedy			131,250	525,000	1,050,000
	3/24/2016	4/12/2016				2,350	9,400	18,800					485,322
	3/24/2016	4/12/2016								102,674	51.63	51.59	1,455,917
William C. Wood			131,250	525,000	1,050,000
	3/24/2016	4/12/2016							19,369				1,000,021
	3/24/2016	4/12/2016				2,350	9,400	18,800					485,322
	3/24/2016	4/12/2016								173,196	51.63	51.59	2,455,919
Edwin J. Hill			112,500	450,000	900,000
	3/24/2016	4/12/2016				2,108	8,431	16,862					435,293
	3/24/2016	4/12/2016								92,096	51.63	51.59	1,305,921
Eric M Margolin			107,813	431,250	862,500
	3/24/2016	4/12/2016				1,748	6,990	13,980					360,894
	3/24/2016	4/12/2016								76,352	51.63	51.59	1,082,671
	4/19/2016	4/27/2016								19,598	55.19	55.13	297,694
Thomas J. Folliard			237,288	949,151	1,898,302
	3/24/2016	4/12/2016				4,237	16,948	33,896					875,025
	3/24/2016	4/12/2016								185,120	51.63	51.59	2,625,002
	8/31/2016	8/31/2016				7,337	29,348	58,696					2,401,253(g)
	8/31/2016	8/31/2016				6,028	24,111	48,222					1,418,209(h)
	8/31/2016	8/31/2016								265,273	42.68	58.95	5,143,643(i)
	8/31/2016	8/31/2016								198,955	42.68	58.95	600,844(j)
	8/31/2016	8/31/2016								369,039	44.96	58.95	7,794,104(i)
	8/31/2016	8/31/2016								184,520	44.96	58.95	1,287,950(j)
	8/31/2016	8/31/2016								254,731	73.76	58.95	3,731,809(i)
	8/31/2016	8/31/2016								63,683	73.76	58.95	902,388(j)
	10/19/2016	12/23/2016							1,094				69,961

(a)
Represents threshold, target and maximum payout levels under our Bonus Plan for fiscal 2017 performance. The actual amount of each named executive officer’s annual incentive bonus in fiscal 2017 is reported under the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table” on page 43. Additional information regarding the design of our Bonus Plan is included on pages 32 and 33. Mr. Folliard’s threshold, target, and maximum payout levels under our Bonus Plan for fiscal 2017 performance are prorated for that portion of fiscal 2017 before his retirement on August 31, 2016 as he was only made eligible to receive a bonus for that portion of the year.

(b)
Represents stock-settled performance stock units, which we refer to as “performance stock units” or “PSUs,” granted under our Stock Incentive Plan, PSUs generally vest on the third anniversary of the grant date. Additional information regarding PSUs, including the formula used to convert PSUs to shares of our common stock upon vesting and settlement, is included on pages 34 and 35.

(c)
Represents restricted common stock, which we refer to as “restricted stock” or “RSAs,” granted under our Stock Incentive Plan. This year RSAs were granted to Mr. Wood, as part of a retention award, and Mr. Folliard, as a non-employee director following his retirement. Mr. Wood’s RSAs will vest on the third anniversary of the grant date and further information regarding his RSAs can be found on page 36. Consistent with our director equity compensation program, Mr. Folliard’s RSAs will vest on the first anniversary of the grant date.

(d)
Option awards generally vest in 25% increments annually over a four-year period. Additional information regarding stock options is included on page 34. We granted limited stock appreciation rights, or “SARs,” in tandem with each option award. The SARs may be exercised only in the event of a change-in-control. To the extent a SAR is exercised, the related option must be surrendered. Upon the exercise of the SAR and the surrender of the related option, the officer is entitled to receive an amount equal to the difference between the value of our common stock on the date of exercise and the exercise price of the underlying stock option, multiplied by the number of shares of common stock underlying such SAR.

(e)
All fiscal 2017 stock options were issued with an exercise price equal to the volume-weighted average price of our common stock on the grant date. Additional information regarding our use of the volume-weighted average price is included on page 34.

(f)
Represents the grant date fair value of the award as determined in accordance with ASC Topic 718. The grant date fair value of each PSU is based on target level achievement of the performance goals set by the Committee. The PSUs granted in April 2016, if earned based on target level achievement of the pre-established performance goals, vest 100% in April 2019. The actual value a named executive officer realizes from the awards of PSUs will be determined based upon actual three-year cumulative adjusted pre-tax income performance compared to pre-determined three-year adjusted pre-tax income goals. Further information regarding payment on vesting of the PSUs can be found on pages 34 and 35.

(g)
Reflects modifications made during fiscal 2017 to MSUs granted to Mr. Folliard in fiscal 2015 to remove the terms that would have required forfeiture on his retirement. The Compensation and Personnel Committee approved the modification to these MSUs effective August 31, 2016. The amount in the Grant Date Fair Value column was determined in accordance with ASC Topic 718 and reflects the incremental fair value associated with the modification to these awards.

(h)
Reflects modifications made during fiscal 2017 to PSUs granted to Mr. Folliard in fiscal 2016 to remove the terms that would have required forfeiture on his retirement. The Compensation and Personnel Committee approved the modification to these PSUs effective August 31, 2016. The amount in the Grant Date Fair Value column was determined in accordance with ASC Topic 718 and reflects the incremental fair value associated with the modification to these awards.

(i)
Reflects modifications made during fiscal 2017 to options granted to Mr. Folliard in fiscal 2016 and prior years to remove the terms that would have required forfeiture on his retirement. The Compensation and Personnel Committee approved the modification to these options effective August 31, 2016. The amount in the Grant Date Fair Value column was determined in accordance with ASC Topic 718 and reflects the incremental fair value associated with the modification to these awards.

(j)
Reflects modifications made during fiscal 2017 to options granted to Mr. Folliard in fiscal 2016 and prior years to remove the terms that would have required exercise within three months of his retirement. The Compensation and Personnel Committee approved the modification to these options effective August 31, 2016. The amount in the Grant Date Fair Value column was determined in accordance with ASC Topic 718 and reflects the incremental fair value associated with the modification to these awards.

Outstanding Equity Awards at Fiscal 2017 Year End

The following table lists outstanding equity awards previously granted to our named executive officers as of February 28, 2017.

	Option Awards (a)					Stock Awards (b)(c)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
William D.	12/27/2011	14,952	—	30.24	12/27/2018
Nash	4/10/2012	102,843	—	31.76	4/10/2019
	4/15/2013	63,194	21,064	42.68	4/15/2020
	4/9/2014	49,430	49,428	44.96	4/9/2021
	4/9/2014							7,862	728,391
	4/8/2015	17,661	52,980	73.76	4/8/2022
	4/15/2015							6,686	185,551
	4/12/2016							14,526	937,508
	4/12/2016	—	158,674	51.63	4/12/2023
	9/26/2016	—	140,646	53.62	9/26/2023
Thomas W.	4/15/2013	63,194	21,064	42.68	4/15/2020
Reedy	4/9/2014	49,430	49,428	44.96	4/9/2021
	4/9/2014							7,862	728,391
	4/8/2015	17,661	52,980	73.76	4/8/2022
	4/15/2015							6,686	185,551
	4/12/2016							9,400	606,676
	4/12/2016	—	102,674	51.63	4/12/2023
William C.	4/15/2013	63,194	21,064	42.68	4/15/2020
Wood	4/9/2014	49,430	49,428	44.96	4/9/2021
	4/9/2014							7,862	728,391
	4/8/2015	17,661	52,980	73.76	4/8/2022
	4/15/2015							6,686	185,551
	4/12/2016					19,369	1,250,075(d)
	4/12/2016							9,400	606,676
	4/12/2016	—	173,196	51.63	4/12/2023
Edwin J.	4/10/2012	70,497	—	31.76	4/10/2019
Hill	4/15/2013	52,362	17,453	42.68	4/15/2020
	4/9/2014	40,980	40,979	44.96	4/9/2021
	4/9/2014							6,518	603,874
	4/8/2015	13,133	39,399	73.76	4/8/2022
	4/15/2015							4,972	137,984
	4/12/2016							8,431	544,137

	4/12/2016	—	92,096	51.63	4/12/2023
Eric M	4/10/2012	45,497	—	31.76	4/10/2019
Margolin	4/15/2013	43,318	14,439	42.68	4/15/2020
	4/9/2014	33,883	33,882	44.96	4/9/2021
	4/9/2014							5,389	499,275
	4/8/2015	13,133	39,399	73.76	4/8/2022
	4/15/2015							4,972	137,984
	4/12/2016							6,990	451,135
	4/12/2016	—	76,352	51.63	4/12/2023
	4/27/2016	—	19,598	55.19	4/27/2023
Thomas J.	4/15/2013	198,955	66,318	42.68	4/15/2020
Folliard	4/9/2014	184,520	184,519	44.96	4/9/2021
	4/9/2014							29,348	2,719,006
	4/8/2015	63,683	191,048	73.76	4/8/2022
	4/15/2015							24,111	669,133
	4/12/2016							16,948	1,093,824
	4/12/2016	—	185,120	51.63	4/12/2023
	12/23/2016					1,094	70,607(d)

(a)
Option awards generally vest in 25% increments annually over a four-year period. Additional information regarding stock options is included on page 34. We granted limited stock appreciation rights, or “SARs,” in tandem with each option award. Additional information regarding SARs is included on page 35 and under the chart titled “Grants of Plan-Based Awards in Fiscal 2017” on page 48.

(b)
For awards granted before fiscal 2016, represents stock-settled restricted stock units, which we refer to as “market stock units” or “MSUs.” MSUs generally vest on the third anniversary of the grant date. The number of shares awarded for each MSU award is calculated by dividing the average closing price of our common stock during the final 40 trading days of the vesting period by the volume weighted average of our stock price on the date of grant. The resulting quotient is capped at two. The quotient is multiplied by the number of MSUs granted to yield the number of shares of stock awarded. To calculate the market value of the unvested MSUs in the table above, we assumed that the average closing price of our stock during the final 40 trading days of the three-year period was equal to the closing price of our stock on February 28, 2017, the last trading day of our fiscal year (which was $64.54).

(c)
For fiscal 2016 and 2017 awards, except as noted for Messrs. Wood and Folliard, represents stock-settled performance stock units, which we refer to as “performance stock units” or “PSUs.” If earned, PSUs generally vest on the third anniversary of the grant date, April 15, 2018 for fiscal 2016 awards and April 12, 2019 for 2017 awards, respectively. To calculate the number of shares awarded at vesting, each PSU is multiplied by a percentage that represents the Company’s success in meeting the adjusted pre-tax income goals set by the Committee. If the threshold adjusted pre-tax income goal is met, each PSU is multiplied by 25%. The target multiplier is 100% and the maximum multiplier is 200%. The multiplier is determined using straight-line interpolation for adjusted pre-tax income performance that falls between the threshold and the target or between the target and the maximum. If the threshold performance goal is not achieved, no shares will be paid. To calculate the market value of the unvested fiscal 2016 PSUs in the table above, we assumed that the multiplier was 43%, based on performance to target at February 28, 2017, and the value of each resulting share was equal to the closing price of our stock on February 28, 2017, the last trading day of our fiscal year (which was $64.54). To calculate the market value of the unvested fiscal 2017 PSUs in the table above, we assumed that the multiplier was 100% and the value of each resulting share was equal to the closing price of our stock on February 28, 2017.

(d)
Represents restricted common stock, which we refer to as “restricted stock” or “RSAs.” Mr. Wood’s RSAs, granted as part of a retention award, vest on April 12, 2019, the third anniversary of the grant date. Consistent with our director equity compensation program, Mr. Folliard’s vest on the first anniversary of the grant date. On vesting the transfer restrictions on the shares are removed and they become freely transferable. To calculate the market value of the unvested RSAs in the table above, we assumed the value of each RSA was equal to the closing price of our stock on February 28, 2017, the last trading day of our fiscal year (which was $64.54).

Option Exercises and Stock Vested in Fiscal 2017

The following table includes information with respect to the options exercised by, and the MSUs vested in, our named executive officers during fiscal 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(a) (#)	Value Realized on Exercise(b) ($)	Number of Shares Acquired on Vesting(c) (#)	Value Realized on Vesting(d) ($)
William D. Nash	—	—	9,703	520,760
Thomas W. Reedy	117,795	3,419,761	9,703	520,760
William C. Wood	29,448	824,336	9,703	520,760
Edwin J. Hill	79,846	2,358,752	8,057	432,419
Eric M. Margolin	89,894	2,381,574	6,650	356,906
Thomas J. Folliard	271,435	6,398,518	30,955	1,661,355

(a)	Represents the number of shares of common stock underlying stock options exercised during fiscal 2017.

(b)	Amounts were calculated based on difference between (i) the closing price of the Company’s common stock on the exercise date and (ii) the exercise price of the stock options.

(c)	Represents the number of shares of common stock acquired on vesting of the underlying MSUs during fiscal 2017.

(d)	Amounts were calculated by multiplying the closing price of the Company’s common stock on the vesting date by the number of shares acquired on vesting.

Pension Benefits in Fiscal 2017

The following table lists the accumulated benefits, credited service and benefit payments for each named executive officer under our Pension Plan and Benefit Restoration Plan in fiscal 2017.

Name	Plan Name	Number of Years Credited Service (a) (#)	Present Value of Accumulated Benefit (b) ($)	Payments During Last Fiscal Year ($)
William D. Nash	Pension Plan	15	251,625	—
	Benefit Restoration Plan	15	46,578	—
Thomas W. Reedy	Pension Plan	6	131,260	—
	Benefit Restoration Plan	6	164,249	—
William C. Wood	Pension Plan	19	379,336	—
	Benefit Restoration Plan	19	303,561	—
Edwin J. Hill	Pension Plan	14	373,882	—
	Benefit Restoration Plan	14	275,443	—
Eric M. Margolin	Pension Plan	1	37,689	—
	Benefit Restoration Plan	1	23,079	—
Thomas J. Folliard	Pension Plan	16	339,024	—
	Benefit Restoration Plan	16	1,581,046	—

(a)	We have not granted any of our named executive officers extra years of service under either the Pension Plan or the Benefit Restoration Plan.

(b)
Determined assuming retirement at age 65. The discount rate (4.25%) and mortality assumptions used in calculating the present value of the accumulated benefit shown above were consistent with those used for our financial reporting purposes. Additional information regarding our assumptions including the pension plan measurement date is set forth in Note 10 to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the fiscal year ended February 28, 2017.

PENSION PLAN

We froze our Pension Plan, a tax-qualified defined benefit plan, effective December 31, 2008. Prior to that date, this plan was generally available to all full-time associates upon completion of one year of service.

No additional benefits have accrued under the Pension Plan since it was frozen. Previously accrued benefits are determined under a formula that defines an annual annuity amount payable at termination or retirement. The benefit formula is the sum of (1) 0.85% times highest average earnings times years of service up to 35 years and (2) 0.65% times the excess of highest average earnings over Social Security covered compensation times years of service up to 35 years. Earnings are defined as total earnings including base pay, bonuses, overtime pay and commissions, but may not exceed the compensation limit imposed by the Internal Revenue Code. In the final year of benefit accruals, that compensation limit was $230,000. Highest average earnings are based on the highest five consecutive calendar years of earnings during the ten consecutive years before termination or December 31, 2008, if earlier. All participants are vested after five years of service. Benefits are payable at age 65 as a lifetime annuity or actuarially equivalent optional annuity. Actuarially reduced benefits are available to participants retiring after age 55 with at least ten years of service, or after age 62 with at least seven years of service.

BENEFIT RESTORATION PLAN

We froze our Benefit Restoration Plan, a non-qualified defined benefit plan, effective December 31, 2008. Prior to that date, this plan provided an alternate means of paying benefits to participants in the Pension Plan, including our named executive officers, who were prohibited from receiving additional benefits under the Pension Plan because of the Internal Revenue Code’s compensation limit.

No additional benefits have accrued under the Benefit Restoration Plan since it was frozen. Previously accrued benefits are generally determined and payable under the same terms and conditions as the Pension Plan without regard to Internal Revenue Code limitations on amounts of includable earnings and maximum benefits. Benefits paid are reduced by benefits payable under the Pension Plan. Participants must have 15 years of service to be eligible to receive benefits under the Benefit Restoration Plan, or upon termination meet the early retirement or normal retirement requirements of our Pension Plan.

EARLY RETIREMENT BENEFITS

As of February 28, 2017, Mr. Hill and Mr. Margolin were both eligible to retire with actuarially reduced benefits from the Pension Plan and the Benefit Restoration Plan because they each met the requirements for early retirement under our Pension Plan.

Nonqualified Deferred Compensation in Fiscal 2017

The following table lists fiscal 2017 contributions to each named executive officer’s Retirement Restoration Plan (“RRP”) and Executive Deferred Compensation Plan (“EDCP”) accounts. The table also lists the aggregate earnings, withdrawals and distributions, and balances for each account.

Name	Plan Name	Executive Contributions in Last Fiscal Year (a)($)	Registrant Contributions in Last Fiscal Year (b)($)	Aggregate Earnings in Last Fiscal Year (c)($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End (d) ($)
William D. Nash	RRP	40,669	36,602	37,555	—	383,844
	EDCP	106,444	4,896	75,292	—	654,805
Thomas W. Reedy	RRP	26,861	34,920	84,679	—	586,922
	EDCP	214,841	13,965	61,157	68,081	412,519
William C. Wood	RRP	37,603	48,884	77,271	—	709,011
	EDCP	—	—	340	—	2,185
Edwin J. Hill	RRP	21,203	27,564	27,334	—	360,885
	EDCP	71,898	4,673	47,779	—	424,842
Eric M. Margolin	RRP	13,462	12,115	47,838	—	312,418
	EDCP	183,147	8,558	155,177	—	1,060,600
Thomas J. Folliard	RRP	94,028	47,014	488,300	—	2,684,683
	EDCP	—	—	—	—	—

(a)	These amounts represent payroll deductions and are therefore included in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the “Summary Compensation Table” on page 43.

(b)
Company contributions are included in the “All Other Compensation” column of the “Summary Compensation Table” on page 43 and were credited to each executive’s account after the close of the fiscal year.

(c)
We do not pay above-market interest or preferential dividends on investments in the RRP or the EDCP. Earnings are determined by the performance of the mutual funds or other investment vehicles selected by each executive.

(d)
For each of Messrs. Nash, Reedy, Wood, Hill, Margolin and Folliard the following amounts were reported as compensation to each person in the “Summary Compensation Table” for the fiscal 2015 and fiscal 2016 years, respectively: $459,278; $464,944; $232,985; $432,101; $0; and $825,513.

RETIREMENT RESTORATION PLAN

Our executives are eligible to participate in the RRP. The RRP is a nonqualified defined contribution plan that supplements the Retirement Savings Plan we offer to all of our associates. The RRP allows individuals whose benefits under the Retirement Savings Plan are limited due to the compensation limits imposed by Section 401(a)(17) of the Internal Revenue Code ($270,000 for 2017) to continue to defer portions of their compensation for retirement savings. Eligible associates may defer up to 75% of their combined salary and annual incentive bonus. As we do in our broadly available Retirement Savings Plan, we provide RRP participants with matching contribution and an additional Company-funded contribution to those participants meeting certain age and service requirements. RRP accounts are paid in a single lump sum payment at separation from service, subject to the requirements of Section 409A of the Internal Revenue Code.

EXECUTIVE DEFERRED COMPENSATION PLAN

Our executives are also eligible to participate in the EDCP. The EDCP is an additional nonqualified deferred compensation plan that permits eligible associates to elect to defer portions of their compensation to save for retirement or other life events. Eligible associates may defer up to 75% of their salary and up to 90% of their annual incentive bonus. The EDCP provides a mechanism for eligible associates to defer the taxation of income and related investment gains until the compensation is actually received at a later date. While the Company does not directly match funds deferred through this plan, we do provide a restorative contribution designed to compensate associates for any loss of Company contributions under the Retirement Savings Plan and RRP due to a reduction in eligible compensation, as defined under those plans, resulting from deferrals into the EDCP. EDCP accounts are paid based on the participant’s election at the time of the deferral, subject to the requirements of Section 409A of the Internal Revenue Code, and may be paid in a lump sum, a series of annual installments or a partial lump sum followed by a series of annual installments. Participants may elect to receive these distributions upon separation from service or upon the occurrence of one or more specified dates.

All RRP and EDCP accounts are considered unfunded general contractual obligations and are subject to the claims of our general, unsecured creditors.

Potential Payments Upon Termination or Change-in-Control

As discussed on pages 38 and 39, we have agreed to provide payments or other benefits to our named executive officers under various scenarios related to a termination of employment. This section describes those payments and benefits and the events that trigger them. For ease of reference, this section uses the abbreviation “CIC” for the term “Change-in-Control.”

Our payment obligations under each severance agreement are contingent upon the NEO satisfying the following obligations:

▪	During his employment and for two years following his termination, the NEO must comply with the provisions of a covenant not to compete.

▪	During his employment and for two years following his termination, the NEO may not solicit or induce our associates to leave us or hire any of our associates.

▪
During his employment and at all times subsequent to the last day of his employment, the NEO must hold in strict confidence and safeguard any and all protected information, including our trade secrets.

▪	The NEO must return our property and must execute an agreement releasing us from any claims.

TERMINATION SCENARIOS THAT CAN TRIGGER PAYMENTS AND BENEFITS

There are four categories of events related to a termination of employment that can trigger payments or other benefits under the agreements we have with our NEOs: (i) retirement; (ii) death and disability; (iii) involuntary termination; and (iv) voluntary termination. The following chart describes each category.

Category	Specific Event	Requirements
Retirement	Early Retirement
Termination due to early retirement occurs when an NEO voluntarily terminates his employment at a time when he is eligible for “early retirement” as this term is defined in our Pension Plan (generally, an NEO is eligible for early retirement after age 55 with at least ten years of service or after age 62 with at least seven years of service). The effective date of termination due to early retirement is the date set forth in a notice from the NEO to us, which must be given at least 90 days in advance. Mr. Hill and Mr. Margolin are currently our only NEOs eligible for early retirement.

Normal Retirement
Termination due to normal retirement occurs when an NEO voluntarily terminates his employment at a time when he is eligible for “normal retirement” as this term is defined in our Pension Plan (generally, an NEO is eligible for normal retirement after age 65 with at least five years of service). The effective date of termination is the date set forth in a notice from the NEO to us, which must be given at least 90 days in advance. None of our NEOs are currently eligible for normal retirement.

Death or Disability	Death	The effective date of termination is the date of death.
Disability
Termination due to disability occurs when we notify the NEO that we have decided to terminate him because he has a physical or mental illness that causes him: (i) to be considered “disabled” for the purpose of eligibility to receive benefits under our long-term disability plan if he is a participant; or (ii) if he does not participate in this plan, to be unable to substantially perform the duties of his position for a total of 180 days during any period of 12 consecutive months and a physician selected by us has furnished to us a certification that the return of the NEO to his normal duties is impossible or improbable. The effective date of termination is the date set forth in a notice from us to the NEO, which must be given to the NEO at least 30 days in advance of the termination date.

Involuntary Termination	For Cause
Termination for cause occurs when we decide to terminate an NEO based on our good faith determination that one of certain events have occurred. These events generally consist of, or relate to, the NEO’s material breach of his severance agreement, the NEO’s willful failure to perform his duties or the NEO’s conviction of a felony or a crime involving dishonesty or moral turpitude. We will not owe any payments to an NEO as a result of a termination for cause. The effective date of termination is the date of the termination.

Without Cause
Termination by us without cause occurs when we terminate the NEO’s employment for any reason other than for cause, as described above, or for disability. The effective date of termination is the date of the notice from us to the NEO.

Voluntary Termination	For Good Reason
Termination by the NEO for good reason occurs when the NEO terminates his employment with us for one of the following events, which we do not cure: (i) a reduction in the NEO’s base salary (which was not part of an across-the-board reduction) or target bonus rate; (ii) a material reduction in the NEO’s duties or authority; (iii) a required relocation to a new principal place of employment more than 35 miles from our home office, excluding a relocation of our home office; or (iv) our failure to obtain an agreement from any successor to substantially all of our assets or our business to assume and agree to perform the employment or severance agreement within 15 days after a merger, consolidation, sale or similar transaction. The effective date of termination is the date set forth in a notice from the NEO to us, which notice must be given to us at least 45 days prior to the effective date of termination.

Without Good Reason
Termination by the NEO without good reason occurs when the NEO terminates his employment for any reason other than good reason, as described above. The effective date of termination is the date set forth in a notice from the NEO to us, which notice must be given to us at least 45 days prior to the effective date of termination. We will not owe any payments to an NEO as a result of a termination without good reason.

The benefits paid in connection with each of these categories may change if the termination event occurs during the two years following a CIC or an asset sale. Each agreement defines a CIC as the acquisition by a third party of beneficial ownership of 20% or more of the voting power of our securities or, in connection with a tender or exchange offer, merger or other business transaction, the directors serving immediately prior to the transaction no longer constitute a majority of our Board following the transaction. Each agreement defines an asset sale as a sale of all or substantially all of CarMax’s assets in a single transaction or a series of related transactions.

TABLE OF POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The following table shows the estimated payments and benefits that we would provide to each NEO under various scenarios related to a termination of employment or a CIC. The table assumes that each termination event occurred on February 28, 2017. Accordingly, we made certain calculations using a common stock value of $64.54 per share, which was the closing market price on February 28, 2017, the last trading day of our fiscal year. The footnotes to the table explain how these amounts are calculated and how they are paid (that is, in a lump sum or over an extended period). The payments described below would be made by CarMax. Section 409A of the Internal Revenue Code imposes a six-month delay on payments related to a termination of employment in certain circumstances. Accordingly, the payment (or first payment) of any amount listed below may be delayed by six months.

The following table does not include amounts payable to each NEO under our Pension Plan, Benefit Restoration Plan, Retirement Restoration Plan or Executive Deferred Compensation Plan, the details of which can be found in the sections titled “Pension Benefits in Fiscal 2017” on pages 50 and 51 and “Nonqualified Deferred Compensation” on pages 52 and 53. None of the termination events discussed below enhances any payments to be made under these plans.

TYPE OF TERMINATION EVENT
Name	Type of Payment		Term. Without Cause ($)	Resignation for Good Reason ($)	Early or Normal Retirement ($)	Death or Disability ($)	CIC Followed by Term. for Cause or Resignation Without Good Reason ($)	CIC Followed by Term. Without Cause or Resignation for Good Reason ($)
William D. Nash	Severance Payment(a)		2,696,362	2,696,362	—	—	—	—
	Annual Incentive Bonus(b)		442,233	—	—	1,047,945	—	1,047,945
	Long-Term Equity Award(c)		2,300,489	2,300,489	—	7,110,009	230,230	2,300,489
	Other Payments:	Good Reason(d)	—	1,300,000	—	—	—	—
		CIC(e)	—	—	—	—	—	4,312,277
	Other Benefits:	Health(f)	15,293	15,293	—	—	—	15,293
		Financial Services(g)	13,660	13,660	—	13,660	—	13,660
		Outplacement(h)	50,000	50,000	—	—	—	50,000
	TOTAL		5,518,037	6,375,804	—	8,171,614	230,230	7,739,664
Thomas W. Reedy	Severance Payment(a)		2,061,050	2,061,050	—	—	—	—
	Annual Incentive Bonus(b)		221,550	—	—	525,000	—	525,000
	Long-Term Equity Award(c)		2,300,489	2,300,489	—	4,520,362	230,230	2,300,489
	Other Payments:	Good Reason(d)	—	525,000	—	—	—	—
		CIC(e)	—	—	—	—	—	3,081,270
	Other Benefits:	Health(f)	15,293	15,293	—	—	—	15,293
		Financial Services(g)	13,660	13,660	—	13,660	—	13,660
		Outplacement(h)	25,000	25,000	—	—	—	25,000
	TOTAL		4,637,042	4,940,492	—	5,059,022	230,230	5,960,712
William C. Wood	Severance Payment(a)		2,061,050	2,061,050	—	—	—	—
	Annual Incentive Bonus(b)		221,550	—	—	525,000	—	525,000
	Long-Term Equity Award(c)		2,300,489	2,300,489	—	6,680,876	230,230	2,300,489
	Other Payments:	Good Reason(d)	—	525,000	—	—	—	—
		CIC(e)	—	—	—	—	—	3,081,270
	Other Benefits:	Health(f)	15,306	15,306	—	—	—	15,306
		Financial Services(g)	13,660	13,660	—	13,660	—	13,660
		Outplacement(h)	25,000	25,000	—	—	—	25,000
	TOTAL		4,637,055	4,940,505	—	7,219,536	230,230	5,960,725

TYPE OF TERMINATION EVENT
Name	Type of Payment		Term. Without Cause ($)	Resignation for Good Reason ($)	Early or Normal Retirement ($)	Death or Disability ($)	CIC Followed by Term. for Cause or Resignation Without Good Reason ($)	CIC Followed by Term. Without Cause or Resignation for Good Reason ($)
Edwin J. Hill	Severance Payment(a)		1,559,490	1,559,490	—	—	—	—
	Annual Incentive Bonus(b)		189,900	—	189,900	450,000	—	450,000
	Long-Term Equity Award(c)		1,894,729	1,894,729	3,841,754	3,841,754	190,761	1,894,729
	Other Payments:	Good Reason(d)	—	450,000	—	—	—	—
		CIC(e)	—	—	—	—	—	2,361,801
	Other Benefits:	Health(f)	15,306	15,306	—	—	—	15,306
		Financial Services(g)	13,660	13,660	13,660	13,660	—	13,660
		Outplacement(h)	25,000	25,000	—	—	—	25,000
	TOTAL		3,698,085	3,958,185	4,045,314	4,305,414	190,761	4,760,496
Eric M. Margolin	Severance Payment(a)		1,498,928	1,498,928	—	—	—	—
	Annual Incentive Bonus(b)		181,988	—	181,988	431,250	—	431,250
	Long-Term Equity Award(c)		1,585,285	1,585,285	3,419,294	3,419,294	157,818	1,585,285
	Other Payments:	Good Reason(d)	—	431,250	—	—	—	—
		CIC(e)	—	—	—	—	—	2,263,394
	Other Benefits:	Health(f)	15,306	15,306	—	—	—	15,306
		Financial Services(g)	13,660	13,660	13,660	13,660	—	13,660
		Outplacement(h)	25,000	25,000	—	—	—	25,000
	TOTAL		3,320,167	3,569,429	3,614,942	3,864,204	157,818	4,333,895

(a)
We calculate severance payments using the following formula: 2 x (Base Salary + (Last Annual Bonus as determined by the Compensation and Personnel Committee)). This amount is paid in equal monthly installments over the 24-month period following the date of termination. As of February 28, 2017, the last annual bonus as determined by the Compensation and Personnel Committee for each of the NEOs was the fiscal 2016 bonus, which is set forth for the NEOs in the “Summary Compensation Table” on page 43, except for Mr. Margolin, whose fiscal 2016 bonus was $174,464.

(b)
The Annual Incentive Bonus is the bonus paid pursuant to our Bonus Plan. In a termination scenario, this bonus is calculated in two different ways depending on the nature of the termination. If an NEO is terminated without cause or retires, we pay a pro rata actual bonus, which is the pro rata share of the NEO’s annual bonus based on actual performance for the fiscal year in which the termination occurs. The pro rata actual bonus is paid to the NEO in a lump sum when annual bonuses are paid to other senior officers for the relevant fiscal year. Because the termination event is assumed to occur on February 28, 2017, our fiscal year end, the pro rata actual bonus is equal to the NEO’s actual bonus for fiscal 2017. In contrast, if an NEO is terminated without cause—or leaves the Company for good reason—following a CIC, or if the NEO dies or becomes disabled, we pay a pro rata target bonus. The pro rata target bonus is the pro rata share of the NEO’s annual bonus at his target bonus rate for the fiscal year in which the date of termination occurs. The pro rata target bonus is paid to the NEO in a lump sum within ten days after the date of termination. Because the termination event is assumed to occur on February 28, 2017, our fiscal year end, the pro rata target bonus is equal to the NEO’s target bonus amount.

(c)
Following certain termination events, all or a portion of the equity awards made to the NEO during the course of his employment will vest and become exercisable in accordance with the terms and conditions of our Stock Incentive Plan and the individual award agreement. For additional information regarding each NEO’s outstanding equity awards, see the “Outstanding Equity Awards at Fiscal 2017 Year End” table on pages 48 and 49. The value of the vested but unexercised portion of each option has not been included in the amounts reported above because their receipt is not accelerated by termination events. For long-term equity awards issued before fiscal 2015, fifty percent of unvested options and unvested MSUs vest immediately upon a CIC. The remaining fifty percent vest on the first anniversary of the CIC. For long-term equity awards issued in fiscal

2015 or later, this modified single-trigger feature was replaced with a double-trigger feature under which a change-in-control no longer triggers accelerated vesting of our long-term equity awards.

(d)
The Good Reason Payment is a one-time payment made to the NEO following his termination for Good Reason. It is equal to the NEO’s base salary on the date of termination multiplied by a certain percentage, which percentage is generally the same as the NEO’s target bonus percentage. The Good Reason Payment is paid in a lump sum cash payment within ten days after the date of termination.

(e)
The Change-in-Control Payment is equal to 2.99 times the NEO’s final compensation, which consists of the sum of the NEO’s base salary at the date of termination and the higher of the annual bonus paid or earned but not yet paid to the NEO for the two most recently completed fiscal years. As of February 28, 2017, the higher annual bonus for Messrs. Reedy and Wood was the fiscal 2016 annual bonus, for the other NEO’s the higher annual bonus was the fiscal 2017 annual bonus. The Change-in-Control Payment will be paid to the NEO in equal monthly installments over the 24-month period following the date of termination, unless the payment is related to an Internal Revenue Code Section 409A CIC event, as that term is defined in each NEO’s agreement, in which case the Change-in-Control Payment will be paid in a lump sum cash payment on the forty-fifth day after the date of termination.

(f)
If the NEO elects to continue coverage under our health, dental or vision plans following the date of termination pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the NEO will be responsible for remitting to us the appropriate COBRA premium. We will reimburse the NEO for a portion of the COBRA premium equal to the sum of: (i) the amount that we would have otherwise paid for the coverage if he had remained an active associate; and (ii) the COBRA administration fee. This partial COBRA reimbursement will be paid in equal monthly installments for up to an 18-month period. For purposes of the table on pages 55 and 56, we have assumed that each officer elected to continue his coverage on February 28, 2017, for the full 18-month period.

(g)
We provide a tax and financial planning benefit to our NEOs for the one-year period following retirement, termination without cause (including death, disability or a termination for good reason) and a CIC. The annual cost of this service is $13,660.

(h)
Outplacement services are available to each NEO in an amount not to exceed $50,000 for Mr. Nash and $25,000 for the other NEOs. The table on pages 55 and 56 assumes that the maximum outplacement benefit is paid to each NEO.

PAYMENTS IN CONNECTION WITH MR. FOLLIARD’S RETIREMENT

Mr. Folliard retired on August 31, 2016. At that time he was not eligible for early retirement and his separation did not otherwise qualify as one of the termination scenarios that triggers payments or other benefits under the agreements we had with Mr. Folliard. However, the Committee provided him with some of the benefits that would have been available had Mr. Folliard been 55 and therefore eligible for retirement treatment under his existing equity awards and severance agreement. Specifically, the Committee modified Mr. Folliard’s equity awards from years before fiscal 2017 to remove provisions that otherwise would have forfeited the awards on his retirement or limited his time to exercise certain vested awards. The incremental fair value of these modifications was $23,280,200. The modifications did not accelerate the vesting schedule of the long-term equity awards and no changes were made to the full-term expiration dates or the strike prices of the awards. These equity modifications are discussed in more detail on page 36. Beyond these modifications to existing awards, the Committee did not grant Mr. Folliard any new equity or otherwise alter his equity compensation upon his retirement.

The Committee also provided that Mr. Folliard would receive his annual incentive bonus, pro-rated for the portion of the year he served as CEO, to be paid at the time and on the terms applicable to our other named executive officers. As a result, Mr. Folliard received an annual incentive bonus award of $400,542 for fiscal 2017.

At the time of his retirement, the terms in Mr. Folliard’s severance agreement were equivalent to those in the severance agreements with our other named executive officers. In connection with the actions taken by the Committee on his retirement, Mr. Folliard agreed to amendments to his severance agreement that extended the term of certain restrictive covenants, including non-competition and non-solicitation covenants, from 24 months following his employment to the later of 24 months following the end of his service on the Board or August 31, 2020.

DIRECTOR COMPENSATION

Our non-employee directors are compensated for their services as described below. Mr. Folliard’s compensation is described in connection with the compensation he received as an employee on pages 34 and 45. Mr. Nash does not receive any compensation for serving as a director.

Director Compensation Program

The following table describes the components of our non-employee director compensation program for fiscal 2017. The Compensation and Personnel Committee periodically reviews this program and recommends changes to the Board as appropriate.

Compensation Element	Director Compensation Program(a)
Annual Cash Retainer	$75,000
Annual Equity Retainer	$140,000(b)
Board Chair Fee	$100,000
Lead Independent Director Fee(c)	$100,000
Committee Chair Fee	$20,000 for the Audit Committee $15,000 for the Compensation and Personnel Committee $15,000 for the Nominating and Governance Committee
Audit Committee Fee	$5,000
Board Meeting Fee	None(d)
Committee Meeting Fee	$1,500 per in-person meeting and $750 per telephonic meeting

(a)
In addition to the compensation elements disclosed above, we reimburse our directors for travel and other necessary business expenses incurred in the performance of their services to us. Each non-employee director whose term in office began before June 2014 is eligible for coverage under our health, dental and vision plans at the same rates at which coverage is offered to our associates. Non-employee directors may not use our plane for personal travel.

(b)
The annual equity retainer consists of shares of restricted common stock vesting on the one-year anniversary of the grant date. Restricted stock granted to non-employee directors in fiscal 2017 will vest on July 1, 2017.

(c)	The Board set the Lead Independent Director Fee as of September 1, 2016, the date Mr. Folliard became chair of the Board and Mr. Tiefel was named Lead Independent Director.

(d)
We do not pay directors a fee for attending a board meeting unless there are more than eight board meetings during a fiscal year. Generally, we do not hold more than eight board meetings during a fiscal year, but if there were more than eight meetings we would pay, for each additional meeting, directors fees of $1,500 per in-person meeting and $750 per telephonic meeting.

Our corporate governance guidelines include director stock ownership guidelines. These guidelines require non-employee directors to own common stock or other forms of equity with a value equivalent to five times the annual cash retainer within five years of joining the Board. Each of our non-employee directors met this guideline as of February 28, 2017.

Non-Employee Director Compensation in Fiscal 2017

The following table provides each element of non-employee director compensation for fiscal 2017.

Name	Fees Earned or Paid in Cash(a) ($)	Stock Awards(b)(c) ($)	All Other Compensation(d) ($)	Total ($)
Ronald E. Blaylock	81,750	139,994	132	221,876
Alan B. Colberg	92,000	139,994	—	231,994
Rakesh Gangwal	80,250	139,994	5,270	225,514
Jeffrey E. Garten	81,750	139,994	—	221,744
Shira D. Goodman	80,250	139,994	—	220,244
W. Robert Grafton	95,250	139,994	4,670	239,914
Edgar H. Grubb	96,750	139,994	—	236,744
Marcella Shinder	92,000	139,994	—	231,994
John T. Standley(e)	52,667	69,974	—	122,641
Mitchell D. Steenrod	112,000	139,994	10,000	261,994
William R. Tiefel	176,500	139,994	15,867	332,361

(a)	Represents the cash compensation earned in fiscal 2017 for Board, Committee, and Board and Committee chair service.

(b)
Represents the aggregate grant date fair value of the stock awards made in fiscal 2017 as determined in accordance with ASC Topic 718. In July 2016, we granted 2,810 shares of restricted common stock to each non-employee director then in office. We granted Mr. Standley 1,305 shares of restricted common stock on September 26, 2016 as prorated compensation for his service as a director from August 1, 2016 through the end of fiscal 2017.

(c)
The following table provides information on the number of shares of unvested restricted common stock and the aggregate option awards held by each of our non-employee directors as of February 28, 2017. All options held by our non-employee directors were fully vested as of February 28, 2017:

Name	Restricted Common Stock (#)	Outstanding Option Awards (#)
Ronald E. Blaylock	2,810	—
Alan B. Colberg	3,439	—
Rakesh Gangwal	2,810	11,388
Jeffrey E. Garten	2,810	2,870
Shira D. Goodman	2,810	11,388
W. Robert Grafton	2,810	7,767
Edgar H. Grubb	2,810	17,175
Marcella Shinder	2,810	—
John T. Standley	1,305	—
Mitchell D. Steenrod	2,810	—
William R. Tiefel	2,810	11,388

(d)
Represents matching charitable gifts made by The CarMax Foundation as part of its matching gifts program and the cost to CarMax for participation in its health, dental and vision plans (both the matching gifts program and the plans are broadly available to all CarMax associates). None of the benefits individually exceeded the greater of $25,000 or 10% of the total amount of these benefits for the non-executive director.

(e)	Mr. Standley was elected to the Board on August 1, 2016.

PROPOSAL FOUR: ADVISORY VOTE ON THE FREQUENCY OF FUTURE EXECUTIVE COMPENSATION ADVISORY APPROVALS

We are asking shareholders to vote on whether future advisory votes on the CarMax’s executive compensation should occur every one, two or three years. This non-binding vote is commonly referred to as a “Say-on-Frequency” vote and is required by Section 14A of the Securities Exchange Act of 1934, as amended.

We have held advisory votes on our executive compensation each year since our 2011 annual meeting. The Board has decided to hold annual votes because, while CarMax’s executive compensation programs are designed to promote a long-term connection between pay and performance, the Board recognizes that executive compensation decisions and disclosures are made annually. Holding an annual advisory vote on executive compensation provides us with more direct and immediate feedback on our executive compensation program. We also believe that an annual advisory vote on executive compensation is consistent with our practice of seeking input from our shareholders on corporate governance matters (including the Company’s practice of having all directors elected annually and annually providing shareholders the opportunity to ratify the Audit Committee’s selection of independent auditors) and our executive compensation philosophy, policies and practices.

You may vote for your preferred voting frequency by choosing the option of one year, two years or three years, or you may abstain from voting on this matter. Please note that you are not voting on this proposal to approve or disapprove the Board’s recommendation of an annual vote. Rather, the alternative of one year, two years or three years that receives the highest number of votes cast by shareholders will be deemed the frequency selected by shareholders. Abstentions and broker non-votes will not be counted in determining the number of votes cast.

Because this vote is advisory and not binding on the Board or CarMax in any way, the Board may decide that it is in the best interests of our shareholders and CarMax to hold an advisory vote on executive compensation more or less frequently than the option selected by our shareholders.

The Board recommends a vote of ONE YEAR on Proposal Four.

PROPOSAL FIVE: APPROVAL OF AMENDED AND RESTATED CARMAX, INC. ANNUAL PERFORMANCE-BASED BONUS PLAN

Our Annual Performance-Based Bonus Plan, as amended and restated (the “Bonus Plan”) is designed to motivate and reward our executive officers who are in a position to contribute materially to our success. We are submitting our Bonus Plan to you to approve amendments to the performance criteria available under the Bonus Plan and to provide CarMax with the ability to preserve the federal income tax deduction under Section 162(m) of the Internal Revenue Code for performance awards made under the Bonus Plan. Both the Compensation and Personnel Committee (the “Committee”) and the Board have adopted these amendments, subject to shareholder approval at the annual meeting. If approved by shareholders, the Bonus Plan, as set forth in Appendix A, will be effective as of June 26, 2017 (the “Revised Bonus Plan”), and will apply to bonuses paid for our fiscal year ending February 28, 2018.

If approved by shareholders, the Revised Bonus Plan will include additional metrics that the Committee may select as performance criteria. The performance criteria available in the Revised Bonus Plan are described in greater detail below under the heading “Operation of the Revised Bonus Plan.”

The Revised Bonus Plan is also being submitted for your approval because Section 162(m) of the Internal Revenue Code generally does not allow public companies to obtain tax deductions related to compensation greater than $1 million paid in any year to the CEO or any of the other three most highly compensated officers (other than the CFO). This deduction limit does not apply to performance-based compensation satisfying the requirements of Section 162(m). The requirements of Section 162(m) include shareholder approval every five years of the material terms of the performance goals under which the compensation is paid. Consequently, if the Revised Bonus Plan is not approved by CarMax’s shareholders at this year’s annual meeting, cash performance awards paid to our executive officers may not be deductible to the extent that, either alone or in combination with other compensation that is subject to Section 162(m), they exceed the $1 million limitation.

The following is a summary of the principal features of the Revised Bonus Plan and this summary is qualified in its entirety by reference to the complete text of the Revised Bonus Plan.

Principal Features

PURPOSE

The Revised Bonus Plan is a performance-based incentive bonus plan under which our executive officers are eligible to receive bonus payments when certain performance objectives are satisfied. The Revised Bonus Plan is intended to provide an incentive for superior work, to motivate covered executives toward even higher achievement, to align their goals and interests with those of our shareholders and to enable us to attract and retain a highly qualified management team.

ADMINISTRATION

The Revised Bonus Plan will be administered by the Committee. The Committee is composed of not less than two directors, each of whom is intended to be an “outside director” within the meaning of Section 162(m).

ELIGIBILITY

CarMax’s executive officers are eligible to participate in the Revised Bonus Plan. The Committee selects which executive officers will participate each plan year and the terms and conditions of annual awards to participants. As of February 28, 2017, all eight of our executive officers participated in the Bonus Plan.

OPERATION OF THE REVISED BONUS PLAN

For each plan year, the Committee selects the objective performance criteria to be used for that plan year. The Revised Bonus Plan permits the Committee to develop performance goals using the following measurements: pre-tax income; after-tax income; gross or net income; CarMax Auto Finance income; operating income; basic or diluted earnings per share; earnings before taxes; earnings before interest and taxes; earnings before interest, taxes, depreciation, amortization and/or rent expense; gross and net revenues; operating revenue; gross and net sales (new, used and/or wholesale); other sales and revenues; comparable store unit sales (new, used and/or wholesale); total vehicle unit sales (new, used and/or wholesale); market share; gross profit; profit margin; cash flow (including free cash flow or operating cash flow); expense ratios; return on assets; return on invested capital; return on equity; stock price; market capitalization; total shareholder return; economic value added or other value added measurements; billings; improvement in or attainment of working capital levels; budget and expense management; attainment of strategic or operational initiatives; and implementation, completion or attainment of measurable objectives with respect to research, development, products, projects, workforce diversity, productivity or customer engagement. Financial performance goals may be measured on a U.S. generally accepted accounting principles (“GAAP”) or non-GAAP basis. Any criterion or criteria selected by the Committee may be adjusted by the Committee to the extent permitted under Section 162(m) of the Code, to omit the effects of extraordinary items, the gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions, accruals for awards under the Revised Bonus Plan and cumulative effects of changes in accounting standards or principles, tax laws, or other laws or regulatory rules affecting results.

Any or all performance criteria may be used for a plan year. The Committee will also determine the appropriate weight to be given to any applicable performance criteria for a plan year. For each performance criteria, the Committee will establish one or more objective performance goals for us and/or our subsidiaries and for individuals at the beginning of each fiscal year. During that plan year, the Committee may increase, but not decrease, a performance goal. For attainment of each level of a performance goal, the Committee will establish a performance adjustment percentage that is applied to each participant’s target bonus for that plan year. A participant’s target bonus represents the bonus payable to that participant if there is a 100 percent performance adjustment for each performance criteria; that is, if we achieve the predefined performance goals, a participant will be awarded his target bonus. The performance adjustment percentage may be between zero percent and 200 percent of the target bonus.

The performance criteria, performance goals, target bonuses and performance adjustments percentages may vary among participants for a plan year and from year to year. After the end of a plan year, the Committee will certify in writing the level of performance goal that was attained for the prior plan year. A participant’s performance award will be obtained by multiplying the performance adjustment for the attained performance goal by the participant’s target bonus. The maximum performance award for a participant for a plan year is $5 million. Performance awards are payable in cash after the Committee certifies the achievement of the performance goal(s). The payments will be made no later than the May 15th following the last day of the applicable plan year, unless the Committee allows a participant to defer the payment of bonus amounts subject to such terms and conditions as the Committee may determine in accordance with Code Section 409A.

The Revised Bonus Plan is an unfunded plan. Awards under the Revised Bonus Plan are paid from general assets and participants will have no rights under the Revised Bonus Plan other than as unsecured general creditors of CarMax. Nothing in the Revised Bonus Plan or any award schedule is intended to create a trust for the benefit of any participant or to create a fiduciary relationship between CarMax and any participant with respect to any of our assets.

Awards paid under the Revised Bonus Plan are subject to all applicable tax withholding.

Awards are subject to clawback under the terms of the Revised Bonus Plan and each executive officer’s severance agreement.

Amendments, Termination and Duration

Our board of directors may amend or terminate the Revised Bonus Plan in its discretion, provided that shareholder approval is required if there is: (i) a change in the performance criteria pursuant to which the performance goals under the Revised Bonus Plan are set; (ii) a material increase in the maximum potential benefits under the Revised Bonus Plan or (iii) otherwise a requirement under Section 162(m). No amendment or termination may impair the rights of a participant with respect to awards granted prior to the amendment or termination without the consent of the participant.

If approved by the shareholders, the Revised Bonus Plan shall be effective for our fiscal year ending February 28, 2018, and each of our next four succeeding fiscal years, unless sooner terminated by the board of directors.

New Plan Benefits

Amounts payable under the Revised Bonus Plan are based on satisfaction of certain performance goals, performance criteria, and targets that may vary year to year. Thus, it cannot be determined at this time what amounts, if any, will be received by any participants under the Revised Bonus Plan for fiscal year 2018 and subsequent years. The table below shows performance awards that were earned pursuant to the Bonus Plan based on performance for the fiscal year ended February 28, 2017.

Name and Position	Dollar Value ($)
William D. Nash President and Chief Executive Officer	442,233
Thomas W. Reedy Executive VP and Chief Financial Officer	221,550
William C. Wood Executive Vice President and Chief Operating Officer	221,550
Edwin J. Hill Executive VP, Strategy and Business Transformation	189,900
Eric M. Margolin Executive VP, General Counsel and Corporate Secretary	181,988
Thomas J. Folliard(a) Former Chief Executive Officer	400,542
Executive Officers as a Group	1,657,763
Non-Executive Directors as a Group	—
Non-Executive Officer Employees as a Group	—

(a) Mr. Folliard retired on August 31, 2016. For his fiscal 2017 service, he will be paid a pro-rata bonus based on actual performance when annual bonuses are otherwise paid to other senior officers.

Vote Required

In order to be adopted, the approval of the Revised Bonus Plan must be approved by the affirmative vote of a majority of the votes cast. Abstentions and broker non-votes will not be counted in determining the number of votes cast for this proposal.

The board of directors recommends that the shareholders vote FOR Proposal Five.

PROPOSAL SIX: SHAREHOLDER PROPOSAL FOR A REPORT ON POLITICAL CONTRIBUTIONS

In accordance with SEC regulations, the shareholder proposal and supporting statement presented below were submitted by a shareholder and are quoted verbatim. We disclaim all responsibility for the content of the proposal and the supporting statement, including sources referenced in the supporting statement.

The International Brotherhood of Teamsters General Fund, located at 25 Louisiana Avenue, NW, Washington, DC 20001, has advised CarMax that it intends to present the following shareholder proposal at the annual meeting. The proponent owns 80 shares of CarMax common stock.

Shareholder Proposal

Resolved, that the shareholders of CarMax Inc. (“CarMax” or “Company”), hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1.
Policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to (a) participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.

2.	Monetary and non-monetary contributions and expenditures (direct and indirect) used in the manner described in section 1 above, including:

a.	The identity of the recipient as well as the amount paid to each; and

b.	The title(s) of the person(s) in the Company responsible for decision making.

The report shall be presented to the board of directors or relevant board committee and posted on the Company's website within 12 months from the date of the annual meeting.

Supporting Statement

As long-term shareholders of CarMax, we support transparency and accountability in corporate spending on political activities. These include any activities considered intervention in any political campaign under the Internal Revenue Code, such as, direct and indirect contributions to political candidates, parties or committees; ballot initiatives; independent expenditures; or electioneering communications on behalf of federal, state or local candidates.

Disclosure is in the best interest of the company and its shareholders and critical for compliance with federal ethics laws. The Supreme Court's Citizens United decision recognized the importance of political spending disclosure for shareholders when it said, "[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages." Gaps in transparency and accountability may expose the Company to reputational and business risks that could threaten long-term shareholder value.

Publicly available records show that CarMax has contributed over $880,000 in corporate funds since the 2004 election cycle. (CQ: http://moneyline.cq.com and National Institute on Money in State Politics: http://www.followthemoney.org).

Relying on publicly available data does not provide a complete picture of the Company's political spending. For example, the Company's payments to trade associations used for political activities are undisclosed and unknown. In some cases, even management does not know how trade associations use their Company's money politically. The proposal asks the Company to disclose all of its political spending, including payments to trade associations and other tax exempt organizations that may be used for political purposes.

This would bring our Company in line with a growing number of leading companies, including; Time Warner Inc., Target Corp. and Comcast Corp., which support political disclosure and accountability and present this information on their websites.
The Company's Board and its shareholders need comprehensive disclosure to be able to fully evaluate the political use of corporate assets.

We urge your support FOR this critical governance reform.

The Board’s Statement in Opposition

The Board has carefully considered the foregoing shareholder proposal and concluded that it is not in the best interests of CarMax or its shareholders and recommends that shareholders vote against the proposal. This position was supported by our shareholders at the 2016 annual meeting, when over 75% of the shares voted were cast against an almost identical shareholder proposal. Our reasons are described below.

CarMax is committed to adhering to the highest ethical standards when engaging in any political activities

Reflecting this commitment, the Nominating and Governance Committee has adopted the CarMax Corporate Political Contribution Policy (“Political Contribution Policy”), a formal written policy setting forth our policies and procedures on political contributions and political activity. The policy is available under the “Corporate Governance” link on our website at investors.carmax.com. As described in the Political Contribution Policy, CarMax makes decisions regarding corporate political contributions and political activity based on many factors, including, but not limited to: a candidate’s support for maintaining a competitive business environment; a candidate’s support for issues important to CarMax; and a candidate’s service or potential service in leadership or on key committees. Contribution decisions are not based on the personal preferences of senior management or directors. Senior management annually approves the CarMax political contribution budget and all corporate political contributions over $1,000 must be specifically approved by CarMax’s General Counsel. The General Counsel receives quarterly reports of all other contributions and CarMax’s Government Affairs activities are reported to the Nominating and Governance Committee annually.

Responsible participation in the political process, including through legal political contributions, is important for CarMax’s business

CarMax is in a highly regulated industry, and the Company’s operations are significantly affected by the actions of elected officials. It is important that CarMax responsibly participate in industry trade associations and the electoral and legislative process in order to protect our customers and your interests as shareholders.

CarMax’s corporate political contributions are financially insignificant and adequate information already is available

While our corporate political contributions serve an important corporate purpose, such contributions represent only a small fraction of our total annual expenses (less than 0.002% in fiscal 2017). In addition, those contributions are made to state political candidates in accordance with state law and our Political Contribution Policy and are required to be disclosed either by the recipient or the donor in accordance with applicable laws.

U.S. federal law currently prohibits companies from making corporate contributions or providing anything of value to any political candidate, campaign committee or other organization in connection with any federal election; thus, we do not make such contributions. While a company may not make these contributions, it can form a Political Action Committee (“PAC”), which is permitted to direct contributions to candidates for federal office, national party committees, or candidates in states where only PAC contributions are permitted. CarMax chooses not to operate a PAC and therefore does not and may not make any such contributions.

Moreover, although permitted to do so by federal law, CarMax has a long-standing practice against, and our Political Contribution Policy prohibits, using corporate resources for the direct funding of independent political expenditures expressly advocating for or against candidates in elections for public office.

The Board believes that additional disclosure is not necessary to provide shareholders visibility into our limited political contributions and, thus, spending further corporate funds to generate the report requested by the shareholder proposal would not be a productive use of corporate resources.

CarMax’s trade association memberships serve multiple objectives

CarMax participates in various trade associations to keep abreast of business and technical issues as well as emerging standards within the automotive retail industry. We do not join trade associations to advance political purposes, and our membership in a particular trade association does not represent our agreement with all of the association’s positions or views. Thus, disclosure of our association dues would not provide our shareholders with a greater understanding of our business strategies, initiatives or values. Because our payments to trade associations do not necessarily reflect our views on every action a trade association may take and because we support trade associations for reasons unrelated to any of their political activities, we do not believe reporting our trade association dues would provide meaningful information to investors.

Given the policies and procedures set forth in the CarMax Corporate Political Contribution Policy and the purposeful, yet limited, nature of CarMax’s political contributions and expenditures, about which adequate information already is publicly available, the Board believes that adoption of the shareholder proposal is both unnecessary and not in the best interests of shareholders.

The Board recommends a vote AGAINST Proposal Six.

CARMAX SHARE OWNERSHIP

Share Ownership of Directors and Executive Officers

The following table includes information about our common stock beneficially owned as of March 31, 2017, by:

▪	Our CEO and the other named executive officers.

▪	Each director or nominee for director.

▪	All of our directors and executive officers as a group.
Unless otherwise noted, each shareholder has sole voting power and investment power with respect to securities shown in the table below.

Named Executive Officers	CarMax Shares that May Be Acquired Within 60 Days after March 31, 2017	Shares of CarMax Common Stock Beneficially Owned as of March 31, 2017(b)	Percent of Class
William D. Nash(a)	361,542	403,129	*
Thomas W. Reedy	229,747	285,930	*
William C. Wood	247,377	302,473	*
Edwin J. Hill	259,657	259,677	*
Eric M. Margolin	211,430	235,594	*
Directors/Director Nominees
Ronald E. Blaylock	—	18,409	*
Sona Chawla	—	—	*
Alan B. Colberg	—	4,439	*
Thomas J. Folliard	754,355	1,292,139	*
Rakesh Gangwal	11,388	73,216	*
Jeffrey E. Garten	2,870	24,422	*
Shira Goodman	11,388	25,508	*
W. Robert Grafton	7,767	42,695	*
Edgar H. Grubb	17,175	53,393	*
Marcella Shinder	—	4,717	*
John T. Standley	—	1,305	*
Mitchell D. Steenrod	—	15,328	*
William R. Tiefel	11,388	196,641	*
All directors and executive officers as a group (22 persons)	2,396,934	3,523,377	1.90%
* Represents beneficial ownership of less than one percent of the 185,701,670 shares of CarMax common stock outstanding on March 31, 2017.

(a)	Mr. Nash is also a director of CarMax.

(b)
Includes (i) shares of CarMax common stock that could be acquired through the exercise of stock options within 60 days after March 31, 2017, (ii) shares of CarMax common stock that will be acquired upon the April 9, 2017 settlement of the MSUs granted to each officer on April 9, 2014, and (iii) shares of restricted common stock over which executive officers and non-employee directors had voting (but not dispositive) power as of March 31, 2017. Each of the MSUs has been converted to shares of CarMax common stock based upon the applicable conversion formula and our assumption that the average closing price of our stock during the final 40 trading days of the MSU’s three-year vesting period was equal to the closing price of our stock on March 31, 2017 (which was $59.22).

Share Ownership of Certain Beneficial Owners

The following table includes, as of March 31, 2017, information about shareholders that reported to the SEC that they beneficially owned more than 5% of our common stock. We are not aware of any other owners of more than 5% of our common stock.

Name and Address of Beneficial Owner(s)
PRIMECAP Management Company(a) 177 E. Colorado Blvd., 11th Floor Pasadena, CA 91105	18,501,035	9.96%
The Vanguard Group, Inc.(b) 100 Vanguard Boulevard Malvern, PA 19355	17,557,337	9.45%
BlackRock, Inc.(c) 55 East 52nd Street New York, NY 10055	11,068,612	5.96%
Ruane, Cunniff & Goldfarb Inc.(d) 9 West 57th Street, Suite 5000 New York, New York 10019-2701	10,052,354	5.41%
T. Rowe Price Associates, Inc.(e) 100 E. Pratt Street Baltimore, MD 21202	9,291,890	5.00%
(a)   Information concerning the CarMax common stock beneficially owned as of December 31, 2016, was obtained from a Schedule 13G/A filed February 9, 2017. According to the Schedule 13G/A, PRIMECAP Management Company has the sole power to vote 8,402,585 shares and the sole power to dispose of 18,501,035 shares of CarMax common stock.
(b)   Information concerning the CarMax common stock beneficially owned as of December 31, 2016, was obtained from a Schedule 13G/A filed February 10, 2017. According to the Schedule 13G/A, The Vanguard Group, Inc. has the sole power to vote 297,394 shares, the sole power to dispose of 17,229,008 shares, the shared power to vote 33,889 shares and the shared power to dispose of 328,329 shares of CarMax common stock.
(c)   Information concerning the CarMax common stock beneficially owned as of December 31, 2016, was obtained from a Schedule 13G/A filed January 23, 2017. According to the Schedule 13G/A, Blackrock, Inc. has the sole power to vote 9,435,648 shares and the sole power to dispose of 11,068,612 shares of CarMax common stock.
(d)   Information concerning the CarMax common stock beneficially owned as of December 31, 2016, was obtained from a Schedule 13G filed February 14, 2017. According to the Schedule 13G, Ruane, Cunnif & Goldfarb Inc. has the sole power to vote 10,052,354 shares and the sole power to dispose of 10,052,354 shares of CarMax common stock.
(e)   Information concerning the CarMax common stock beneficially owned as of December 31, 2016, was obtained from a Schedule 13G/A filed February 7, 2017. According to the Schedule 13G/A, T. Rowe Price Associates, Inc. has the sole power to vote 2,879,902 shares and the sole power to dispose of 9,291,890 shares of CarMax common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Our executive officers, directors, and persons who beneficially own more than 10% of our common stock are required to report any transactions in our common stock to the SEC and to share those reports with us. As a matter of practice, we assist our executive officers and directors in preparing and filing these reports. Based solely on a review of these reports or written representations that no other reports were required, we believe that all officers, directors and beneficial owners of more than 10% of our common stock complied with applicable filing requirements during fiscal 2017.

Equity Compensation Plan Information

The following table provides information as of February 28, 2017, with respect to our three equity-based compensation plans under which shares of our common stock have been authorized for issuance: (i) our Stock Incentive Plan; (ii) our Non-Employee Directors Stock Incentive Plan; and (iii) our Employee Stock Purchase Plan (“ESPP”).

Plan Category	Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders:
Stock Incentive Plan	7,660,076	50.21	9,091,335(a)
Non-Employee Directors Stock Incentive Plan	92,470	32.27	74,408(a)
Employee Stock Purchase Plan	—	—	3,165,635(b)
Equity compensation plans not approved by security holders	—	—	–
Total	7,752,546	50.00	12,331,378

(a)   The remaining common stock available for future issuance under the Stock Incentive Plan may be issued as options, common stock, restricted stock, restricted stock units, performance compensation awards, or SARs. The remaining common stock available for future issuance under the Non-Employee Directors Stock Incentive Plan may be issued as options, common stock, restricted stock, restricted stock units, or SARs.
(b)   The ESPP authorizes the issuance of 8,000,000 shares of common stock. As of February 28, 2017, 4,834,365 shares have been purchased on the open market and 3,165,635 shares remain available for issuance. Under the ESPP, full- and part-time associates who have been employed for one year are eligible to participate. Executive officers may not participate in the ESPP. A participating associate may authorize payroll deductions between 2% and 10% of compensation, up to an annual maximum of $7,500. Each month, the payroll deductions are used to purchase CarMax common stock. Shares are purchased on the open market and the purchase price is the average cost of all shares purchased for a particular month. To encourage participation in the ESPP, we match 15% of the associate’s contribution. An eligible associate may change, cease or restart contributions for any payroll period without penalty. We pay all administrative costs of the ESPP. There are no outstanding options, warrants, or rights under the ESPP.

GENERAL INFORMATION

Voting Information
Shareholders Entitled to Vote
If you owned CarMax common stock at the close of business on April 21, 2017, you can vote at the annual meeting. Each share of common stock is entitled to one vote.

To conduct the annual meeting, a majority of our outstanding shares of common stock as of April 21, 2017, must be present in person or by proxy. This is referred to as a quorum. Abstentions and shares held by banks, brokers or nominees that are voted on any matter are included in determining whether a quorum exists. There were 185,209,698 shares of CarMax common stock outstanding on April 21, 2017.

How to Vote (Record Owners)
Shareholders of record (that is, shareholders who hold their shares in their own name) may vote in any of the following ways:

●     By Internet. You may vote online by accessing www.carmaxproxy.com and following the on-screen instructions. You will need the Control Number included on the Notice of Internet Availability of Proxy Materials (the “Notice”) or on your proxy card, as applicable. You may vote online 24 hours a day. If you vote online, you do not need to return a proxy card.

●     By Telephone. If you are located in the U.S., you may vote by calling toll free 1-800-PROXIES (1-800-776-9437) and following the instructions. If you are located outside the U.S., call 1-718-921-8500. You will need the Control Number included on the Notice or on your proxy card, as applicable. You may vote by telephone 24 hours a day. If you vote by telephone, you do not need to return a proxy card.

●     By Mail. If you requested printed copies of the proxy materials, you will receive a proxy card, and you may vote by signing, dating and mailing the proxy card in the envelope provided.

●     In Person. You may vote in person at the annual meeting by requesting a ballot from the inspector of election at the meeting.

Participants in our ESPP may vote in any of the ways listed above.

How to Vote (Beneficial Owners)
If your shares are held in “street name” (that is, in the name of a bank, broker, or other holder of record), you may vote in any of the following ways:

●     By Internet. You may vote online by following the instructions provided in the Notice. You will need the Control Number included on the Notice or on your voting instruction form, as applicable. You may vote online 24 hours a day. If you vote online, you do not need to return a voting instruction form.

●     By Telephone. You may vote by telephone by following the instructions provided in the Notice. You will need the Control Number included on the Notice or on your voting instruction form, as applicable. You may vote by telephone 24 hours a day. If you vote by telephone, you do not need to return a voting instruction form.

●     By Mail. If you requested printed copies of the proxy materials, you will receive a voting instruction form, and you may vote by signing, dating and mailing it in the envelope provided.

●     In Person. You must obtain a legal proxy from the organization that holds your shares in order to vote your shares in person at the annual meeting. Follow the instructions on the Notice to obtain this legal proxy.

Deadline for Voting
For both shareholders of record and beneficial owners of shares held in street name (other than ESPP participants), online and telephone voting is available through 11:59 p.m. ET on Sunday, June 25, 2017.

For shares held by ESPP participants in an ESPP account, online and telephone voting is available through 11:59 p.m. ET on Wednesday, June 21, 2017.

Changing Your Vote	You may revoke your proxy at any time before it is exercised by submitting a subsequent vote using any of the methods described above.
Effect of Not Voting
Shareholders of Record. If you are a shareholder of record and you:

 ●     Do not vote via the internet, by telephone or by mail, your shares will not be voted unless you attend the annual meeting to vote them in person.

 ●     Sign and return a proxy card without giving specific voting instructions, then your shares will be voted in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion on any other matters properly presented for a vote.

Beneficial Owners of Shares Held in Street Name or Participants in the ESPP. If you are a beneficial owner of shares held in street name or a participant in the ESPP and you do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares generally may vote your shares on routine matters but cannot vote your shares on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization will not have the authority to vote your shares on this matter. This is generally referred to as a “broker non-vote.”

Voting Standards
Proposals One (election of directors), Two (ratification of KPMG), Three (advisory vote on executive compensation), Four (advisory vote on the frequency of future executive compensation advisory approvals), Five (approval of amended and restated annual performance-based bonus plan) and Six (shareholder proposal for a report on political contributions) must be approved by the affirmative vote of a majority of the votes cast. Abstentions and broker non-votes will not be counted in determining the number of votes cast on Proposals One, Two, Three, Four, Five or Six.

Routine and Non-Routine Proposals
Routine Proposals. Proposal Two (ratification of KPMG) is considered a routine matter. A broker or other nominee generally may vote on routine matters, and therefore we expect no broker non-votes in connection with Proposal Two.

Non-routine Proposals. Proposals One (election of directors), Three (advisory vote on executive compensation), Four (advisory vote on frequency of future executive compensation advisory approvals), Five (approval of amended and restated annual performance-based bonus plan) and Six (shareholder proposal for a report on political contributions) are considered non-routine matters. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on these proposals.

Counting the Votes	Representatives from American Stock Transfer & Trust Company, LLC, our transfer agent, will tabulate the votes and act as inspector of election at the annual meeting.

Proxy Information
Electronic Access to Proxy Materials and Annual Report
We are providing access to our proxy materials primarily over the internet rather than mailing paper copies of those materials to each shareholder. On or about May 5, 2017, we will mail the Notice to our shareholders. This Notice will provide website and other information for the purpose of accessing proxy materials. The Notice tells you how to:

●     View our proxy materials for the annual meeting on the internet.

●     Instruct us to send proxy materials to you by mail or email.

Choosing to receive proxy materials by email will save us the cost of printing and mailing documents and will reduce the impact of our annual meeting on the environment. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect unless and until you rescind it.

Proxy Solicitation
CarMax pays the cost of soliciting proxies. We will solicit proxies from our shareholders, and, after the initial solicitation, some of our associates or agents may contact shareholders by telephone, by email or in person. We have retained Georgeson, Inc. to solicit proxies for a fee of $7,500 plus reasonable expenses. We will also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses in sending proxy materials to the beneficial owners of our common stock.

Annual Meeting Information
Attendance at the Annual Meeting
The annual meeting is open to all holders of CarMax common stock as of April 21, 2017. Shareholders who plan to attend the annual meeting may be asked to present valid picture identification, such as a driver’s license or passport. If you are a beneficial shareholder, you must bring a copy of a brokerage statement indicating ownership of CarMax shares as of April 21, 2017. If you are an authorized proxy or if you want to vote in person the shares that you hold in street name, you must present the proper documentation from your bank or broker. Cameras, recording devices and other electronic devices will not be permitted at the annual meeting.

Other Matters
We are not aware of any matters that may come before the annual meeting other than the six proposals disclosed in this proxy statement. If other matters do come before the annual meeting, the named proxies will vote in accordance with their best judgment.

Next Year’s Meeting	We plan to hold our 2017 annual meeting on or about June 26, 2018.

Shareholder Proposal Information
Advance Notice of Director Nominations, Shareholder Proposals and Other Items of Business
Director Nominations.

● Our proxy access right permits an eligible shareholder, or a group of up to 20 shareholders, to nominate and include in CarMax’s proxy materials directors constituting up to 20% of the Board of Directors. To be eligible, the shareholder or shareholder group must have owned 3% or more of our outstanding capital stock continuously for at least three years and satisfy certain notice and other requirements set forth in Sections 2.3 and 2.3A of our bylaws. Notice of proxy access director nominees must be received no earlier than December 6, 2017, and no later than January 5, 2018.

● Director nominations that a shareholder intends to present at the 2018 annual meeting, but does not intend to have included in CarMax’s proxy materials, must be received no earlier than December 6, 2017, and no later than January 5, 2018. The notice must satisfy the requirements set forth in Section 2.3 of our bylaws.

Shareholder Proposals and Other Items of Business. A shareholder proposal will be acted upon at the 2018 annual meeting only if it is included in our proxy statement or submitted under Section 1.3 of our Bylaws.

To be considered for inclusion in our 2018 proxy statement, a shareholder proposal must be received by our Corporate Secretary no later than January 5, 2018, and must comply with Rule 14a-8 under the Securities Exchange Act of 1934.

To bring a matter for consideration before the 2018 annual meeting that is not included in the 2018 proxy statement, you must notify our Corporate Secretary no earlier than the close of business on December 6, 2017, and no later than the close of business on January 5, 2018, and must comply with Section 1.3 of our Bylaws.

All director nominations and proposals must be submitted in writing to our Corporate Secretary at CarMax, Inc., 12800 Tuckahoe Creek Parkway, Richmond, Virginia 23238.

APPENDIX A - AMENDED AND RESTATED CARMAX, INC. ANNUAL PERFORMANCE-BASED BONUS PLAN

CARMAX, INC.
ANNUAL PERFORMANCE-BASED BONUS PLAN
(AS AMENDED AND RESTATED, EFFECTIVE JUNE 26, 2017)

1.    Purpose. The purpose of the CarMax, Inc. Annual Performance-Based Bonus Plan (the “Plan”) is to provide an annual performance based incentive for executive officers who are in a position to contribute materially to the success of the Company and its Subsidiaries.

2.    Definitions.

(a)     “Award” means an award made pursuant to the Plan.

(b)	“Award Schedule” means a schedule established by the Committee setting forth the terms and conditions applicable to an Award.

(c)	“Board” means the Board of Directors of the Company.

(d)
“Change of Control” means the occurrence of either of the following events: (i) a third person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes, or obtains the right to become, the beneficial owner of Company securities having 20% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors to the Board of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business); or (ii) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the persons who were directors of the Company before such transactions shall cease to constitute a majority of the Board or of the board of directors of any successor to the Company.

(e)	“Code” means the Internal Revenue Code of 1986, as amended.

(f)	“Code Section 162(m) Award” means an Award intended to satisfy the requirements of Code Section 162(m) and designated as such in an Award Schedule.

(g)    “Committee” means the committee appointed by the Board as described under Section 5.

(h)    “Company” means CarMax, Inc., a Virginia corporation.

(i)    “Covered Employee” means a covered employee within the meaning of Code Section 162(m)(3).

(j)
“Executive Employee” means all executive officers (as defined in Rule 3b-7 under the Securities Exchange Act of 1934, as amended) of the Company (or any Parent or Subsidiary of the Company, whether now existing or hereafter created or acquired).

(k)	“Parent” means, with respect to any corporation, a parent of that corporation within the meaning of Code Section 424(e).

(l)	“Participant” means an Executive Employee selected from time to time by the Committee to participate in the Plan.

(m)	“Performance Adjustment” means the percentage(s), as set forth in an award schedule, that will, when multiplied by a Participant’s Target Bonus, determine the amount of a Participant’s Award.

(n)
“Performance Criteria” means the criteria selected by the Committee to measure performance of the Company and/or its Subsidiaries for a Plan Year from among one or more of the following: pre-tax income; after-tax income; gross or net income; CarMax Auto Finance income; operating income; basic or diluted earnings per share; earnings before taxes; earnings before interest and taxes; earnings before interest, taxes, depreciation, amortization and/or rent expense; gross and net revenues; operating revenue; gross and net sales (new, used and/or wholesale); other sales and revenues; comparable store unit sales (new, used and/or wholesale); total vehicle unit sales (new, used and/or wholesale); market share; gross profit; profit margin; cash flow (including free cash flow or operating cash flow); expense ratios; return on assets; return on invested capital; return on equity; stock price; market capitalization; total shareholder return; economic value added or other value added measurements; billings; improvement in or attainment of working capital levels; budget and expense management; attainment of strategic or operational initiatives; and implementation, completion or attainment of measurable objectives with respect to research, development, products, projects, workforce diversity, productivity or customer engagement. Any criterion or criteria selected by the Committee may be measured, as applicable, in absolute terms; in relative terms, including, but not limited, passage of time (such as year-over-year growth) and/or against another company or a comparison group of companies or indices designated by the Committee; on a per-share basis; against the performance of the Company as a whole or one or more identifiable business units, products, lines of business or segments of the Company; on a pre-tax or after-tax basis; and on a U.S. generally accepted accounting principles (“GAAP”) or non-GAAP basis. Any criterion or criteria selected by the Committee may be adjusted by the Committee to the extent permitted under Section 162(m) of the Code, to omit the effects of extraordinary items, the gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions, accruals for awards under the Plan and cumulative effects of changes in accounting standards or principles, tax laws, or other laws or regulatory rules affecting results.

(o)
“Performance Goal” means one or more levels of performance as to each Performance Criteria, as established by the Committee, that will result in the Performance Adjustment that is established by the Committee for each such level of performance.

(p)	“Plan Year” means the fiscal year of the Company.

(q)
“Subsidiary” means any business entity (including, but not limited to, a corporation, partnership or limited liability company) of which a company directly or indirectly owns one hundred percent (100%) of the voting interests of the entity unless the Committee determines that the entity should not be considered a Subsidiary for purposes of the Plan. If a company owns less than one hundred percent (100%) of the voting interests of the entity, the entity will be considered a Subsidiary for purposes of the Plan only if the Committee determines that the entity should be so considered.

(r)	“Target Bonus” means the bonus payable to a Participant if there is a 100-percent Performance Adjustment for each Performance Criteria.

3.    Eligibility. All present and future Executive Employees shall be eligible to receive Awards under the Plan. The Committee shall have the power and complete discretion to select eligible Executive Employees to receive Awards and to determine for each Participant the terms and conditions and the amount of each Award.

4.    Awards.

(a)
Awards shall be established by an Award Schedule setting forth the Performance Goals for each Performance Criteria, the maximum bonus payable and such other terms and conditions applicable to the Award, as determined by the Committee, not inconsistent with the terms of the Plan. The Target Bonus for each Executive Employee may be set forth either in the Award Schedule or a separate written agreement between such Executive Employee and the Company or a Subsidiary of the Company. Anything else in this Plan to the contrary notwithstanding, the aggregate maximum amount payable under the Plan to any Participant in any Plan Year shall be $5,000,000.

(b)
The Committee shall establish the Performance Goals for each Plan Year, and for any Code Section 162(m) Awards, these Performance Goals shall be established in writing within the first ninety (90) days of each Plan Year (or such other period as may be permitted for Awards paid for such Plan Year to be treated as performance-

based compensation under Code Section 162(m)). The Committee shall also determine the extent to which each Performance Criteria shall be weighted in determining Awards. The Committee may vary the Performance Criteria, Performance Goals and weightings from Participant to Participant, Award to Award and Plan Year to Plan Year. For Code Section 162(m) Awards, the Committee may increase, but not decrease, any Performance Goal during a Plan Year only to the extent permitted under Code Section 162(m).

(c)
The Committee shall establish for each Award the percentage of the Target Bonus for such Participant payable at specified levels of performance, based on the Performance Goal for each Performance Criteria and the weighting established for such criteria. Subject to the limitation set forth in Section 4(a), the Award payable to any Participant may range from zero (0) to two hundred percent of the Participant’s Target Bonus, depending upon whether, or the extent to which, the Performance Goals have been achieved. All such determinations regarding the achievement of any Performance Goals will be made by the Committee; provided, however, that the Committee may not increase during a Plan Year the amount of the Award that would otherwise be payable upon achievement of the Performance Goal or Goals. Notwithstanding the terms of any Award or the achievement of any Performance Goal or Goals, the Committee may adjust downward the amount payable pursuant to such Award upon attainment of the Performance Goals.

(d)
The actual Award for a Participant will be calculated by multiplying the Participant’s Target Bonus by the Performance Adjustments in accordance with the Award. All calculations of actual Awards shall be made by the Committee.

(e)
Awards will be paid, in a lump sum cash payment, as soon as practicable after the close of the Plan Year for which they are earned, but in no event later than the May 15th immediately following the last day of the applicable Plan Year; provided, however, that no Awards shall be paid except to the extent that the Committee has certified in writing that the Performance Goals have been met. Notwithstanding the foregoing provisions of this Section 4(e), the Committee shall have the right to allow Participants to elect to defer the payment of Awards subject to such terms and conditions as the Committee may determine in accordance with Code Section 409A.

(f)
Whenever payments under the Plan are to be made, the Company and/or the Subsidiary will withhold therefrom an amount sufficient to satisfy any applicable governmental withholding tax requirements related thereto.

(g)
Nothing contained in the Plan will be deemed in any way to limit or restrict the Company, its Subsidiaries, or the Committee from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

5.     Administration. The Plan shall be administered by a Committee, which shall be appointed by the Board, consisting of not less than two members of the Board. Subject to paragraph (d) below, the Committee shall be the Compensation and Personnel Committee unless the Board shall appoint another Committee to administer the Plan. The Committee shall have general authority to impose any limitation or condition upon an Award the Committee deems appropriate to achieve the objectives of the Award and the Plan and, in addition, and without limitation and in addition to powers set forth elsewhere in the Plan, shall have the following specific authority:

(a)
The Committee shall have the power and complete discretion to determine (i) which Executive Employees shall receive an Award and the nature of the Award, (ii) the amount of each Award, (iii) the time or times when an Award shall be granted, (iv) the terms and conditions applicable to Awards, and (v) any additional requirements relating to Awards that the Committee deems appropriate.

(b)
The Committee may adopt rules and regulations for carrying out the Plan. The interpretation and construction of any provision of the Plan by the Committee shall be final and conclusive. The Committee may consult with counsel, who may be counsel to the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

(c)
A majority of the members of the Committee shall constitute a quorum, and all actions of the Committee shall be taken by a majority of the members present. Any action may be taken by a written instrument signed by all of the members, and any action so taken shall be fully effective as if it had been taken at a meeting.

(d)    All members of the Committee must be “outside directors” as described in Code Section 162(m).

(e)	The Board from time to time may appoint members previously appointed and may fill vacancies, however caused, in the Committee.

(f)
As to any Code Section 162(m) Awards, it is the intent of the Company that this Plan and any Code Section 162(m) Awards hereunder satisfy, and be interpreted in a manner that satisfy, the applicable requirements of Code Section 162(m). If any provision of this Plan or if any Code Section 162(m) Award would otherwise conflict with the intent expressed in this Section 5(f), that provision to the extent possible shall be interpreted so as to avoid such conflict. To the extent of any remaining irreconcilable conflict with such intent, such provision shall be deemed void as applicable to Covered Employees. Nothing herein shall be interpreted to preclude a Participant who is or may be a Covered Employee from receiving an Award that is not a Code Section 162(m) Award.

(g)
The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated. Without limiting the generality of the foregoing, the Committee will be entitled, among other things, to make non-uniform and selective determinations and to establish non-uniform and selective Performance Criteria, Performance Goals, the weightings thereof, and Target Bonuses.

6.     Change of Control. In the event of a Change of Control of the Company, in addition to any action required or authorized by the terms of an Award Schedule, the Committee may, in its sole discretion, take any of the following actions, subject to any required deferrals in accordance with Code Section 409A, as a result, or in anticipation, of any such event to assure fair and equitable treatment of Participants: (a) accelerate time periods for purposes of vesting in, or receiving any payment with regard to, any outstanding Award, or (b) make adjustments or modifications to outstanding Awards as the Committee deems appropriate to maintain and protect the rights and interests of Participants following such Change of Control. Any such action approved by the Committee shall be conclusive and binding on the Company and all Participants.

7.    Nontransferability of Awards. An Award shall not be assignable or transferable by the Participant except by will or by the laws of descent and distribution.

8.    Termination, Modification, Change. The Board may terminate the Plan or may amend the Plan in such respects as it shall deem advisable; provided that, if and to the extent required by the Code, no change shall be made that changes the Performance Criteria, or materially increases the maximum potential benefits for Participants under the Plan, unless such change is authorized by the shareholders of the Company. Notwithstanding the foregoing, the Board may unilaterally amend the Plan and Awards as it deems appropriate to cause Awards to meet the requirements of Code Section 162(m), and regulations thereunder. Except as provided in the preceding sentence, a termination or amendment of the Plan shall not, without the consent of the Participant, adversely affect a Participant’s rights under an Award previously granted to him.

9.     Unfunded Plan. The Plan shall be unfunded. No provision of the Plan or any Award Schedule will require the Company or its Subsidiaries, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor will the Company or its Subsidiaries maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants will have no rights under the Plan other than as unsecured general creditors of the Company and its Subsidiaries, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they will have the same rights as other employees under generally applicable law.

10.     Liability of Company. Any liability of the Company or a Subsidiary to any Participant with respect to an Award shall be based solely upon contractual obligations created by the Plan and the Award Schedule. Neither the Company nor a Subsidiary, nor any member of the Board or of the Committee, nor any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken or not taken in good faith under the Plan. Status as an eligible Executive Employee shall not be construed as a commitment that any Award will be made under this Plan to such eligible Executive Employee or to eligible Executive Employees generally. Nothing contained in this Plan or in any Award Schedule (or in any other documents related to this Plan or to any Award or Award Schedule) shall confer upon any Executive Employee or Participant any right to continue in the employ or other service of the Company or a Subsidiary or constitute any contract or limit in any way the right of the Company or a Subsidiary to change such person’s compensation or other benefits.

11.     Interpretation. If any term or provision contained herein will to any extent be invalid or unenforceable, such term or provision will be reformed so that it is valid, and such invalidity or unenforceability will not affect any other provision or part hereof. The Plan, the Award Schedules and all actions taken hereunder or thereunder shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia without regard to the conflict of law principles thereof.

12.     Clawback. Notwithstanding any other provisions in this Plan, any Award that is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement) and in compliance with Code Section 409A.

13.     Effective Date of the Plan. This amended and restated Plan shall be effective only upon the approval by the shareholders of the Company and shall be effective for the Company’s fiscal year ending February 28, 2018 and each of the next four succeeding fiscal years of the Company unless sooner terminated by the Board in accordance with Section 8.

IN WITNESS HEREOF, this instrument has been executed as of the 26th day of June, 2017.

CARMAX, INC.

By:
Thomas W. Reedy
Executive Vice President &
Chief Financial Officer

CARMAX, INC.
12800 Tuckahoe Creek Parkway
Richmond, Virginia 23238
(804) 747-0422

www.carmax.com

ANNUAL MEETING OF SHAREHOLDERS OF

CARMAX, INC.

June 26, 2017, at 1:00 p.m. ET

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have this proxy card available when you access the web page.
COMPANY NUMBER
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have this proxy card available when you call.

Vote online/phone until 11:59 PM ET the day before the meeting.

MAIL - Sign, date and mail this proxy card in the envelope provided as soon as possible.

ACCOUNT NUMBER

CONTROL NUMBER
IN PERSON - You may vote your shares in person by attending the Annual Meeting.
GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of 2017 Annual Meeting of Shareholders and Proxy Statement and the Annual Report on Form 10-K are available at - www.carmaxproxy.com
âPlease detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.â

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES FOR THE ELECTION OF DIRECTORS;
“FOR” PROPOSAL 2; “FOR” PROPOSAL 3; “1 YEAR” FOR PROPOSAL 4; “FOR” PROPOSAL 5; AND “AGAINST” PROPOSAL 6.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

							FOR	AGAINST	ABSTAIN
1.	Election of Directors for a one-year term expiring at the 2018 Annual Shareholders’ Meeting:					William D. Nash	☐	☐	☐

		FOR	AGAINST	ABSTAIN		Marcella Shinder	☐	☐	☐

	Ronald E. Blaylock	☐	☐	☐		John T. Standley	☐	☐	☐

	Sona Chawla	☐	☐	☐		Mitchell D. Steenrod	☐	☐	☐

	Alan B. Colberg	☐	☐	☐		William R. Tiefel	☐	☐	☐

	Thomas J. Folliard	☐	☐	☐	2.	To ratify the appointment of KPMG LLP as independent registered public accounting firm.	☐	☐	☐

	Jeffrey E. Garten	☐	☐	☐	3.	To approve, in an advisory (non-binding) vote, the compensation of our named executive officers.	☐	☐	☐
						1 YEAR	2 YEARS	3 YEARS	ABSTAIN
	Shira Goodman	☐	☐	☐	4.	To determine, in an advisory (non-binding) vote, whether a shareholder vote to approve the compensation of our named executive officers should occur every one, two, or three years. ☐	☐	☐	☐
							FOR	AGAINST	ABSTAIN
	W. Robert Grafton	☐	☐	☐	5.	To approve the CarMax, Inc. Annual Performance-Based Bonus Plan, as amended and restated.	☐	☐	☐

	Edgar H. Grubb	☐	☐	☐	6.	To vote on a shareholder proposal for a report on political contributions, if properly presented at the meeting.	☐	☐	☐

					7.	To transact any other business that may properly come before the Annual Meeting or any postponements or adjournments thereof.

In their discretion, the named proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy, when properly executed, will be voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR all nominees in Proposal 1; FOR Proposal 2; FOR Proposal 3; 1 YEAR for Proposal 4; FOR Proposal 5; and AGAINST Proposal 6.

To change the address on your account, please check the box at right and indicate your new address in the address space above.  Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign.   When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.

CARMAX, INC.

Proxy for Annual Meeting of Shareholders on June 26, 2017

Solicited on Behalf of the Board of Directors

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Control Number shown on your proxy card.

The undersigned hereby appoints Tom Reedy and Eric Margolin (the “named proxies”), and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of CarMax, Inc. Common Stock, which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Shareholders of CarMax, Inc., to be held at 1:00 p.m. ET June 26, 2017, at the Hilton Richmond Hotel, Short Pump, 12042 West Broad Street, Richmond, Virginia 23233, and at any postponements or adjournments thereof, as follows:

(Continued and to be signed on the reverse side.)